As filed with the Securities and Exchange Commission on

July 14, 2023

PART II – INFORMATION REQUIRED IN OFFERING

CIRCULAR

An Offering Statement pursuant to Regulation A relating to these securities (the “Offering Statement”) has been filed with the Securities and Exchange Commission (the “SEC”). These securities may not be sold nor may offers to buy be accepted before the Offering Statement filed with the SEC is qualified. This Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state.

PRELIMINARY OFFERING CIRCULAR, POST-QUALIFICATION AMENDMENT NO. 2,

SUBJECT TO COMPLETION

G-8 Calle O’Neill

San Juan, Puerto Rico 00918

(954)769-5904

www.EnergyX.com

8,500,000 Shares of Common Stock

This Post-Qualification Offering Circular Amendment No. 2 (this “PQA”) amends the Form 1-A Offering Statement of Energy Exploration Technologies, Inc., a Puerto Rico corporation (the “Company”, “EnergyX”, “we”, “us” or “our”), dated June 8, 2022 (qualified by the Securities and Exchange Commission on July 6, 2022), as supplemented and amended by the offering circular supplement filed July 8, 2022, related to the offering (the “Offering”) of shares of the Company’s Common Stock, par value $0.01 per share (the “Shares”) pursuant to Regulation A (Regulation A), Tier 2 under the Securities Act of 1933, as amended (the “Securities Act”).

Under our ongoing Offering, we have received aggregate investment commitments totaling approximately $ 6,884,454.72 gross proceeds through September 30, 2022. This includes completed sales of $6,884,454.72 and no investment commitments still in process.

We previously sold 1,126,837 shares of Common Stock under the Offering since qualification at $6.11 per share. Following the qualification by the SEC of this Post-Qualification Amendment No. 2 to the Offering Circular, we will begin offering up to 8,500,000 shares of Common Stock at $8.00 per share for gross proceeds of up to $68,000,000 (“Investment Proceeds” or “Maximum Amount”). Investors will also be required to pay a Transaction Fee of 1.5% to the Company to help manage and offset offering costs, for which total fees of up to $1,020,000 will be paid to the Company if the Maximum Amount is sold (“Transaction Fee Proceeds”). The aggregate of the Investment Proceeds and Transaction Fee Proceeds will be $69,020,000 out of $75,000,000, the maximum allowed in a rolling 12-month period pursuant to this Offering Circular (this “Offering Circular”).

We are selling the Shares on a “best efforts” basis, and we intend to sell the Shares either directly to investors or through registered broker-dealers who are paid commissions. This Offering will terminate on the earlier of (i) December 31, 2024, (ii) the date on which the Maximum Amount is sold, or (iii) when the Board of Directors of the Company elects to terminate the Offering (in each such case, the “Termination Date”). The minimum investment amount from an investor is $500.00; however, we expressly reserve the right to waive this minimum in the sole discretion of our management. See “Securities Being Offered” beginning on page 44 for a discussion of certain items required by Item 14 of Part II of Form 1-A. We will hold closings at any time at the Company’s discretion upon the receipt of investors’ subscriptions and acceptance of such subscriptions by the Company. If, on the initial closing date, we have sold less than the Maximum Amount, then we may hold one or more additional closings for additional sales of Shares, until the earlier of (i) the sale of the Maximum Amount or (ii) the Termination Date. There is no aggregate minimum requirement for the Offering to become effective; therefore, we reserve the right, subject to applicable securities laws, to begin applying the proceeds from the Offering towards our business strategy, including, without limitation, research and development expenses, offering expenses, working capital, and general corporate purposes and other uses, as more specifically set forth in the “Use of Proceeds” section of this Offering Circular.

Subscriptions for Shares are irrevocable, and the purchase price is non-refundable, unless the Company rejects a subscription, as expressly stated in this Offering Circular. All proceeds received by us from subscribers in this Offering will be available for use by us upon our acceptance of subscriptions for the Shares. We expect to commence the sale of Shares of our Common Stock immediately following the qualification of this PQA.

Investing in the Shares involves a high degree of risk. These are speculative securities. You should purchase these securities only if you can afford a complete loss of your investment. See “Risk Factors” starting on page 5 for a discussion of certain risks that you should consider in connection with an investment in the Shares.

THE SEC DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE SEC; HOWEVER, THE SEC HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

	Price to Public	Underwriting Discount and Commissions (1)	Proceeds to Company (2)
Per Share	$8.00	$0.40	$7.60
Transaction Fee (3)	$0.12	—	$1,020,000
Total Maximum (without Fee) (4)	$68,000,000	$3,400,000	$64,600,000

(1)

The minimum investment amount for each subscription is $500 or 62.5 Shares, which must be rounded up. The Offering may be made, in management’s discretion, directly to investors by the management of the Company on a “best effort” basis. We reserve the right to offer the Shares through broker-dealers who are registered with the Financial Industry Regulatory Authority (“FINRA”). The Company has engaged DealMaker Securities LLC, a FINRA/SIPC registered broker-dealer (“Broker”) and its affiliates, to provide broker-dealer services in connection with this Offering, but not for underwriting or placement agent services. The Company has agreed to pay Broker and its affiliates a one-time advance fee of $35,000 to cover out-of-pocket expenses, a monthly fee of $12,000 up to a maximum of $144,000, and a 5% commission on the aggregate amount raised by the Company from investors in the Offering.

(2)

The amounts shown in the “Proceeds to Company” column include a deduction of 5% for commissions payable to Broker on all the Shares being offered, (although excluding deductions of $179,000 to Broker for consulting and other out of pocket expenses). The amount shown is before deducting other organization and Offering costs to be borne by the Company, including accounting, legal, printing, due diligence, software, marketing, selling and other costs incurred in the Offering of the Shares (See “Use of Proceeds” and “Plan of Distribution”).

(3)

Investors will be required to pay a Transaction Fee to the Company at the time of the subscription to help offset transaction costs equal to 1.5% of the subscription price per Share (the “Transaction Fee”). The Broker and its affiliates will not receive any cash commission on this fee, but will receive fees with respect to payment processing. See “Plan of Distribution” for more details.

(4)

The Shares are being offered pursuant to Regulation A of Section 3(b) of the Securities Act for Tier 2 offerings. The Shares are only being issued to purchasers who satisfy the requirements set forth in Regulation A. We have the option in our sole discretion to accept less than the minimum investment.

To the extent that the Company’s officers and directors make any communications in connection with the Offering Circular they intend to conduct such efforts in accordance with an exemption from registration contained in Rule 3a4-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, therefore, none of them is required to register as a broker-dealer.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN TEN PERCENT (10%) OF THE GREATER OF YOUR ANNUAL INCOME OR YOUR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(D)(2)(I)(C) OF REGULATION A+. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO WWW.INVESTOR.GOV.

This Offering Circular contains all of the representations by us concerning this Offering, and no person shall make different or broader statements than those contained herein. Investors are cautioned not to rely upon any information not expressly set forth in this Offering Circular.

The securities underlying this Offering Circular may not be sold until qualified by the Securities and Exchange Commission. This Offering Circular is not an offer to sell, nor soliciting an offer to buy, any Shares in any state or other jurisdiction in which such sale is prohibited.

The Company is following the “Offering Circular” format of disclosure under Regulation A+.

The date of this Offering Circular is July 14, 2023

i

IMPORTANT INFORMATION ABOUT THIS OFFERING CIRCULAR

We are offering to sell, and seeking offers to buy, our securities only in jurisdictions where such offers and sales are permitted. Please carefully read the information in this Offering Circular and any accompanying offering circular supplements, which we refer to collectively as the Offering Circular. You should rely only on the information contained in this Offering Circular. We have not authorized anyone to provide you with any information other than the information contained in this Offering Circular. The information contained in this Offering Circular is accurate only as of its date or as of the respective dates of any documents or other information incorporated herein by reference, regardless of the time of its delivery or of any sale or delivery of our securities. Neither the delivery of this Offering Circular nor any sale or delivery of our securities shall, under any circumstances, imply that there has been no change in our affairs since the date of this Offering Circular. This Offering Circular will be updated and made for delivery to the extent, required by the federal securities laws.

This Offering Circular is part of an Offering Statement that we filed with the SEC using a continuous offering process pursuant to Rule 251(d)(3)(i)(F) under the Securities Act. Periodically, we may provide an offering circular supplement that would add, update or change information contained in this Offering Circular. Any statement that we make in this Offering Circular will be modified or superseded by any inconsistent statement made by us in a subsequent offering circular supplement. The Offering Statement we filed with the SEC includes exhibits that provide more detailed descriptions of the matters discussed in this Offering Circular. You should read this Offering Circular and the related exhibits filed with the SEC and any offering circular supplement, together with additional information contained in our annual reports, semi-annual reports and other reports that we will file periodically with the SEC. The offering statement and all supplements and reports that we have filed or will file in the future can be read at the SEC website, www.sec.gov.

Unless otherwise indicated, data contained in this Offering Circular concerning the business of the Company are based on information from various public sources. Although we believe that these data are generally reliable, such information is inherently imprecise, and our estimates and expectations based on these data involve a number of assumptions and limitations. As a result, you are cautioned not to give undue weight to such data, estimates or expectations.

In this Offering Circular, unless the context indicates otherwise, references to the “Company,” “EnergyX,” “we,” “our,” and “us” refer to the activities of and the assets and liabilities of the business and operations of Energy Exploration Technologies, Inc, a Puerto Rico corporation.

ii

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Description of Business” and elsewhere in this Offering Circular constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would” or the negatives of these terms or other comparable terminology.

You should not place undue reliance on forward-looking statements. The cautionary statements set forth in this Offering Circular, including in “Risk Factors” and elsewhere, identify important factors which you should consider in evaluating our forward-looking statements. These risk factors include, among other things:

•

The success of our technology will require significant capital resources and acceptance by major industry mining, battery, and battery application related companies in South America, the United States, and/or other territories;

•	The price of our securities has been determined by our management and such price may be deemed arbitrary; Our limited resources compared to competitors;

•	Our ability to properly manage our costs;

•	Our ability to scale our products to a commercial scale;

•	Acceptance of our technology and products;

•	Our ability to protect our licensed, filed, or fully owned intellectual property and patent rights related to our technology as we develop our business and customer relationships;

•	Our ability to compete and succeed in a highly competitive and rapidly evolving industry;

•	Our limited operating history on which to judge our business plan, technology, and management;

•	Our ability to raise capital and the availability of future financing;

•	Our ability to maintain key personnel to support our technology development and business development activities.

Although the forward-looking statements in this Offering Circular are based on our beliefs, assumptions and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material and adverse. We undertake no obligation, other than as may be required by law, to re-issue this Offering Circular or otherwise make public statements updating our forward-looking statements.

iii

SUMMARY

This summary highlights selected information contained elsewhere in this Offering Circular. This summary is not complete and does not contain all the information that you should consider before deciding whether to invest in our Common Stock. You should carefully read the entire Offering Circular, including the risks associated with an investment in the Company discussed in the “Risk Factors” section of this Offering Circular, before making an investment decision. Some of the statements in this Offering Circular are forward-looking statements. See the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Company Information

Energy Exploration Technologies, Inc. (the “Company”, “EnergyX”, “we”, “our”, and “us”) is currently a pre-revenue company formed on December 18, 2018 under the laws of the Department of State of the Commonwealth of Puerto Rico, and is headquartered in San Juan, Puerto Rico with offices and laboratory facilities in Austin, Texas. The Company was formed as a renewable energy technology company focused on developing technologies in energy storage and the critical materials that are needed for batteries, such as lithium. We have a mission to become a worldwide leader in the global transition to sustainable energy by accelerating and enabling affordability for the broader use of lithium-based energy storage in everyday life.

As of the date of this Offering Circular, EnergyX Founder and CEO, Teague Egan, through entity Egan Global Management, LLC, owns approximately 53% of Common Stock and Preferred Stock on a fully diluted basis, and holds a substantial voting interest in the Company. Accordingly, Teague Egan exerts and may continue to exert significant influence over EnergyX and any action requiring the approval of the holders of Common Stock, including the election of directors and amendments to organizational documents, such as increases in authorized shares of Common Stock and approval of significant corporate transactions.

Our mailing address is 1624 Headway Circle #100, Austin, TX 78754. Our website address is www.EnergyX.com. The information contained therein or accessible thereby shall not be deemed to be incorporated into this Offering Circular.

Recent Developments

On December 22, 2022, the Company entered into a Stock Purchase Agreement (“Series B Agreement”) for the purchase of Series B Preferred Stock with GM Ventures, LLC, a wholly owned subsidiary of General Motors (collectively, “GM”). In addition to the Series B Agreement the Company entered into a Fourth Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) as well as an amended and restated Voting Agreement, Investors Rights Agreement, and Co-Sale and Right of First Refusal Agreement (collectively, the “Series B Transaction Agreements”). Pursuant to the Series B Agreement, GM purchased 2,500,000 shares of Series B Preferred Stock at $4.00 per share for an aggregate purchase price of $10 million.

On December 23, 2022, the Company entered into a Joinder Agreement to the Series B Transaction Agreements with Eni Next, LLC pursuant to which Eni purchased 1,250,000 shares of Series B Preferred Stock at $4.00 per share for an aggregate purchase price of $5 million. As part of the agreements in the Series B Transaction Agreements, approximately $4,800,000 of convertible notes have been converted to Series B Preferred Stock at a 15% discount. Currently, an aggregate of 5,246,610 shares of Series B Preferred Stock are outstanding.

On April 9, 2022, the Company entered into a Share Purchase Agreement (the “Share Purchase Agreement”) with GEM Global Yield LLC SCS and GEM Yield Bahamas Ltd (collectively, “GEM”). Pursuant to the Share Purchase Agreement, upon a public offering (whether by an initial public offering, a reverse merger, acquisition/ merger by/with a special purpose acquisition company or other similar go-public event), the Company is granted the option of selling shares of its Common Stock to GEM at a discount to the then-current publicly traded price in exchange for cash, up to an aggregate purchase price of $450 million. The Share Purchase Agreement contains several constraints, such as a limitation on the amount of shares that the Company can sell to GEM in a sale transaction and certain controls relating to the time period between each sale of shares to GEM. In addition to and concurrently with the Share Purchase Agreement, the Company has also agreed to grant a warrant to GEM, granting GEM the right to purchase 1.5% of all outstanding shares of Common Stock of the Company (excluding options and grant awards) upon a public offering at the public offering price per share.

On April 6, 2021, our Board of Directors and stockholders approved a split of our common and preferred stock which was effective on April 6, 2021. The stock split was completed on a ratio of 3-for-1 share basis. In addition, on November 17, 2021, our Board of Directors and stockholders approved a split of our common and preferred stock which was effective on November 17, 2021. The stock split was completed on a ratio of 2-for-1 share basis. All references to common and preferred shares, options to purchase common stock, restricted stock, warrants, share data, per share data and related information will be retroactively adjusted where applicable in this Offering Circular to reflect the stock split as if it had occurred at the beginning of the earliest period presented. References to “post-split” below are references to the number of our common and preferred shares after giving effect to these splits.

Our Business

We are a renewable energy technology company focused on developing technologies in energy storage and the critical materials that are needed for battery production such as lithium. We hope to fundamentally change the way humanity is powering our world and storing clean energy with breakthrough direct lithium extraction technologies and more effective energy storage solutions.

We are developing technologies that allow for more efficient production of lithium, which is one of the main materials in rechargeable batteries used in electric vehicles, as well as the creation of next generation lithium-based batteries that are cheaper, longer-lasting, and more energy efficient than current formulations. Our objectives are to make lithium production more efficient, cost effective, and environmentally friendlier than existing conventional methods of production. We are also conducting research focusing specifically on solid-state and quasi solid-state battery architectures. Solid state and quasi solid-state batteries describe the composition of a battery cell where most standard lithium-ion cells of today currently include a liquid component that acts as a layer between the anode and separator and the cathode and separator. The liquid component is meant to fill any gaps between these two solid components. However, the liquid component typically is flammable, causing safety concerns and lowering the performance of the battery. For some time now, researchers have been working to eliminate liquid in battery cells, thereby making them “solid-state” batteries. For EnergyX, we are attempting to make full, true all solid-state cells, as well as “quasi solid-state” cells, which is a version that has substantially reduced the amount of liquid to a thin coating of the separator component as opposed to injecting liquid in larger amounts. The Company’s goal is to become a premier, low-cost lithium technology provider for the growing lithium battery and electric vehicle industries.

We have developed a Direct Lithium Extraction (“DLE”) technology called LiTAS™ (Lithium-Ion Transport and Separation) to process lithium enriched brines found in certain salt flats across the world. Approximately 50-60% of the world’s lithium production today is sourced from brine resources coming from South America according to Benchmark Mineral Intelligence, a leading data intelligence firm for the minerals and battery supply chain. The northern portion of Chile, the northern portion of Argentina, and the southern part of Bolivia is known as the “Lithium Triangle” as it is projected to hold over 50% of the world’s known lithium deposits. The remaining production of lithium comes from hard rock or clay mining that is mainly completed in Australia, portions of China and other various locations around the world.

We are working on solid-state and quasi solid-state lithium-based battery technology program called SoLiS™ (Solid Lithium Separator) using elements of our core LiTAS™ nanotechnology. The battery team at EnergyX has made substantial progress meeting our goals in accordance with Technology Readiness Levels, a metric used by the International Organization for Standardization which quantifies progress of a technology’s development. While the SoLiS™ initiative is approximately 10% of the budget, resources, and work force at EnergyX, we have developed multi-layer pouch cells in our quasi solid-state battery formats that have cycled more than 600 times. Large scale battery manufacturers have given us certain target performance metrics that include 800 cycles, a goal we feel is well within reach. While our solid-state and quasi solid-state battery research programs are fundamental to our business, we cannot currently predict when our technologies and products will be readily available for commercial sales.

We believe our technology may have additional applications within the energy storage, mineral extraction or processing of critical minerals being used for battery production. We continue to explore and research other applications as they become aware to us.

Risks Related to Our Business

Our business and our ability to execute our business strategy are subject to a number of risks as more fully described in the section titled “Risk Factors” beginning on page 5. These risks include, among others:

•

The success of our technology will require significant capital resources and acceptance by major industry mining, battery, and battery application companies in South America, US, and/or other global territories;

Our limited resources compared to competitors;

•	Our ability to protect our licensed, filed, or owned intellectual property and patent rights related to our technology as we develop our business and customer relationships;

•	Our ability to compete and succeed in a highly competitive and quickly evolving industry;

•	Our limited operating history in which to judge our business plan, technology, and management;

•	Our ability to raise capital and the availability of future financing;

•	Our ability to maintain key personnel to support our technology development and business development activities;

•	Our dependence on significant capital resources and acceptance by major industry mining companies in South America.

Our financial statements have been prepared, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Since inception, we have funded our operations with the proceeds received from our Founder, Teague Egan, issuance of common and preferred stock in exempt private placements and through exempt Regulation CF offerings, this Regulation A+ offering, as well as from since converted exempt convertible notes issuances. Our future viability is largely dependent upon our ability to raise additional capital to finance our operations. Our management expects that future sources of funding may include sales of equity, obtaining loans, or other strategic transactions. Although our management continues to pursue these plans, including through this Offering, there is no assurance that we will be successful with this Offering or in obtaining sufficient financing on terms acceptable to us to continue to finance our operations.

REGULATION A+

We are offering our Common Stock pursuant to rules of the SEC mandated under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). These offering rules are often referred to as “Regulation A+.” We are relying upon “Tier 2” of Regulation A+, which allows us to offer and sell up to $75 million in a 12-month period.

In accordance with the requirements of Tier 2 of Regulation A+, we are required to publicly file annual, semiannual, and current event reports with the SEC.

THE OFFERING

Issuer:	Energy Exploration Technologies, Inc., a Puerto Rico corporation.

Shares Offered:	A maximum of 8,500,000 Shares at an offering price of $8.00 per Share.

Number of shares of Common Stock Outstanding before the Offering (1):	46,750,295 shares of Common Stock.

Number of shares of Common Stock to be Outstanding after the Offering (1)(2):	55,250,295 shares of Common Stock if the Maximum Amount of Shares are sold.

Price per Share:	$8.00

Transaction Fee per Share:	$0.12

Maximum Amount:	$68,000,000 (does not include an investor Transaction Fee of 1.5% for an additional $1,020,000 in proceeds to offset our Offering costs assuming the Maximum Amount is raised).

Use of Proceeds:	If the Maximum Amount is sold, our net proceeds (after estimated offering expenses and broker-dealer fees and commissions) will be approximately $65,441,000. We will use these net proceeds for demonstration and commercial plant deployment, manufacturing needs, construction of an additional laboratory facility, battery technology, research and development, debt obligations, working capital and general corporate purposes, and such other purposes described in the “Use of Proceeds” section of this Offering Circular.

Risk Factors:	Investing in our Common Stock involves a high degree of risk. See “Risk Factors” starting on page 5.

(1)

As of April 6, 2023, there are 15,000,000 shares of Common Stock reserved for issuance under our 2019 Equity Incentive Plan, with all 13,000,518 shares of Common Stock currently issued pursuant to outstanding awards, which will be issuable upon exercise of outstanding awards with exercise prices ranging from $0.016 per share to $0.51 per share and 18,750 shares of Common Stock issuable pursuant to outstanding warrants with a purchase price of $0.50 per share. The remaining unused 1,999,482 shares of Common Stock from the 2019 Equity Incentive Plan poured over into the 2021 Equity Incentive Plan.

(2)

In addition, there are 27,420,822 shares of Common Stock reserved for issuance under our 2021 Equity Incentive Plan, with 7,095,533 shares of Common Stock issuable pursuant to outstanding awards, all with exercise prices ranging from $0.51 per share to $1.91 per share.

RISK FACTORS

An investment in our Common Stock involves a high degree of risk. You should carefully consider the risks described below, together with all of the other information included in this Offering Circular, before making an investment decision. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer. In that case, the price of our shares of Common Stock could decline and you may lose all or part of your investment. See “Cautionary Statement Regarding Forward Looking Statements” above for a discussion of forward- looking statements and the significance of such statements in the context of this Offering Circular.

Risks Related to Our Company

We have little operating history on which to judge our business prospects and management.

The Company was incorporated on December 18, 2018 and has no history of revenues, technology development or commercial operations related to battery materials or lithium and mineral extraction operations. Operating results for future periods are subject to numerous uncertainties and we cannot assure that the Company will achieve or sustain profitability. The Company’s prospects must be considered in light of the risks encountered by companies in the early stage of research and project development. Future operating results will depend upon many factors, including our success in attracting and retaining motivated and qualified personnel, our ability to establish short term credit lines or obtain financing from other sources such as the contemplated Offering, our ability to develop and market new products, acquire customers, develop extractive technologies, control costs, and other general economic conditions. We cannot assure that the Company will successfully address any of these risks.

Our financial situation creates substantial doubt whether we will continue as a going concern.

Since inception, the Company has not generated revenues, has incurred losses, and had an accumulated deficit of $(18,444,266) as of December 31, 2022 and $(7,896,511) as of December 31, 2021. Further, we expect to incur a net loss in the foreseeable future, primarily as a result of increased operating expenses related to the deployment of pilot plants, manufacturing and scaling equipment, and the operations necessary to reach commercial contracts. There can be no assurances that we will be able to achieve a level of revenues adequate to generate sufficient cash flow from operations or obtain funding from this Offering or additional financing through private placements, public offerings, and/or bank financing necessary to support our working capital requirements. To the extent that funds generated from any private placements, public offerings, and/or bank financing are insufficient, we will have to raise additional working capital. No assurance can be given that additional financing will be available due to changing market conditions among various other factors, or if available, will be on acceptable terms. These conditions represent material uncertainties that may cast substantial doubt about our ability to continue as a going concern. If adequate working capital is not available, we may be forced to discontinue operations, which would cause investors to lose their entire investment.

We will need, but may be unable to obtain, additional funding on satisfactory terms, which could dilute our stockholders or impose burdensome financial restrictions on our business.

We have relied upon a limited number of stockholders to finance our operations to date, and in the future, we hope to rely on revenues generated from operations to fund all of the cash requirements of our activities. However, there can be no assurance that our stockholder’s will continue to finance our operations or that we will be able to generate any significant cash from our operating activities in the future. Future financings may not be available on a timely basis, in sufficient amounts or on terms acceptable to us, if at all. Any debt financing or other financing of securities senior to the Common Stock will likely include financial and other covenants that will restrict our flexibility. Any failure to comply with such covenants would have a material adverse effect on our business, prospects, financial condition and results of operations because we could lose such existing sources of funding and impair our ability to secure new sources of funding. However, there can be no assurance that the Company will be able to generate any investor interest in its securities. In such case, if we do not obtain additional financing, our business will never commence, in which case you would likely lose the entirety of your investment in us.

Upon qualification of our Offering Statement, we will incur increased costs as a result of our Regulation A, Tier 2 public reporting obligations, and our management team will be required to devote substantial time to new compliance initiatives.

Upon qualification of our Offering Statement, we will incur significant legal, accounting, and other expenses that we did not incur as a private company. Our management and other personnel would need to devote a substantial amount of time to comply with our reporting obligations. Moreover, these reporting obligations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly.

Failure to properly manage costs may have an adverse impact on us.

Managing costs is a complex undertaking. Even if the Company carries out well-considered, planned, and executed strategies, the Company may not be able to achieve the efficiencies, savings, or timetable, anticipated. Expected efficiencies, saving, and benefits may be delayed or not realized at all, and Company operations and business could be disrupted. We may experience unanticipated negative net operating cash flows. Excessive use of cash to fund operations may necessitate significant changes to cost structures if we are unable to grow the Company revenue base to the necessary levels for funding ongoing operations. If it were to become necessary to undertake cost reduction initiatives, such initiatives could place a burden on Company management, systems, and resources. Generally, increasing dependence on key persons and reducing functional back-ups, will lessen Company’s ability to retain, train, supervise and manage employees effectively, and to respond timely and effectively to unanticipated issues. Insufficient funds could require the Company to, among other things, terminate key employees, which could in turn, place additional strain on any remaining employees, and could severely disrupt the Company business, including the ability to grow and expand. If we are unable to manage costs, lose key employees, or are unable to attract and properly train new employees, Company operations and financial results could be adversely affected. The Company could fail in the event our access to capital is limited because of substandard performance.

Failure to develop our internal controls over financial reporting as we grow could have an adverse impact on us.

As our Company matures, we will need to continue to develop and improve our current internal control systems and procedures to manage our growth. We are required to establish and maintain appropriate internal controls over financial reporting. Failure to establish appropriate controls, or any failure of those controls once established, could adversely impact our public disclosures regarding our business, financial condition, or results of operations. In addition, management’s assessment of internal controls over financial reporting may identify weaknesses and conditions that need to be addressed in our internal controls over financial reporting or other matters that may raise concerns for investors. Any actual or perceived weaknesses and conditions that need to be addressed in our internal control over financial reporting, disclosure of management’s assessment of our internal controls over financial reporting or disclosure of our public accounting firm’s attestation to, or report on management’s assessment of our internal controls over financial reporting, may have an adverse impact on the price of our Common Stock.

We may be affected by regulation of our Customers Mining Operations in South American Salars.

EnergyX’s separation technology equipment will be located at or near our customers operational sites. Our customers operational sites may be located in lithium brine salars near indigenous land with such indigenous people located within a specified distance from our separation technology equipment and our customers operations. Opposition by any indigenous people or governmental or non-governmental organization that support indigenous people to our customers processing operations may, under certain circumstances, require modification of the development or commercial operation of our separation technology equipment and related processing projects. Opposition from such entities to future customer operations may require our customers to spend significant amounts of time and resources to enter into agreements with such indigenous groups or local governments with respect to their projects and mineral extraction operations, and securing necessary agreements or licenses and permits, in some cases, may cause increased cost and delays to the advancement of our installed separation technology.

We may face difficulty in scaling up our product to a commercial scale.

While the Company’s core technology has shown significant promise at the laboratory scale in a controlled environment, a number of scaling steps, including but not limited to, further real-world testing and in-field pilot and demonstration plant testing, are necessary before the technology will be available for commercialization. Critical scaling steps include confirming the stability of key chemical components and the expected useful life of the membrane. There is no guarantee that the Company’s direct lithium extraction technologies will maintain certain properties, including but not limited to, mechanical or thermal stability during the scaling process, or perform at scale with similar results to laboratory testing thus far. Any delay in achieving key scaling milestones consistent with anticipated technology economic and environmental benefits could have a material adverse effect on the Company’s business and financial condition. There is no guarantee that the Company’s core technology will be available for commercialization in the near future, or at all.

Rapid business expansion may place strains on the company.

We anticipate growing the business rapidly in the next several years. Rapid growth will place strains upon management, administrative, operational, and financial infrastructure. The Company’s success will be dependent upon efforts to attract, retain, train, and develop qualified salespeople, managers, engineers, and other staff. If we are not able to manage growth and expansion while maintaining the quality of service, the Company’s business will suffer. There is no guarantee that we will be able to grow the business in the anticipated time frame or at all.

We are heavily reliant on key personnel.

The Company’s technology development, customer acquisition, and commercial implementation will depend on the efforts of key management, including but not limited to, our founder and CEO Teague Egan and other key personnel. Loss of any of these people, particularly to competitors, could have a material adverse effect on the Company’s business. Further, with respect to the future development of the Company’s technology and products, it may become necessary to attract both international and local personnel for such development. The marketplace for key skilled personnel is becoming more competitive, which means the cost of hiring, training, and retaining such personnel may increase. Factors outside the Company’s control, including competition for human capital and the high level of technical expertise and experience required to execute this development, will affect EnergyX’s ability to employ the specific personnel required. Due to the relatively small size of EnergyX, the failure to retain or attract a sufficient number of key skilled personnel could have a material adverse effect on the Company’s business, results of future operations and financial condition. Moreover, EnergyX does not currently intend to take out ‘key person’ insurance in respect of any directors, officers or other employees.

If we become involved in litigation, our operations and prospects may be adversely affected.

While currently not involved in any disputes or litigation, the Company may become involved in disputes with other parties in the future which may result in litigation. The results of litigation cannot be predicted with certainty. If EnergyX is unable to resolve potential disputes favorably, it may have a material adverse impact the ability of EnergyX to carry out its business plan.

Risks Related to our Business

General market uncertainty could adversely impact our business.

Market opportunity estimates are subject to significant uncertainty and are based on assumptions and estimates, including our internal analysis and industry experience. Assessing the market for alternative lithium production and refinery technology is particularly difficult due to a number of factors, including limited available information and the rapid evolution of the market. In addition, even if the markets in which we compete meet or exceed size estimates, the Company could fail to grow in line with forecasts, or at all, and we could fail to increase revenue or market share. Company growth and ability to serve a significant portion of our target markets will depend on many factors, including success in executing business strategy, which is subject to many risks and uncertainties, including the other risks and uncertainties described elsewhere in this disclosure.

Significant long-term changes in the battery storage and electric vehicle space could adversely impact our business.

The battery storage and electric vehicle landscape is evolving at an increasingly fast pace as a result of factors including new dynamic start-up entrants, significant research and development, technology advancements, industry consolidation, climate change awareness and climate change activism. The battery storage and electric vehicle landscape is changing rapidly with new start-up entities working in the industry. These start-up operations, as well as long time industry incumbent operations, will impact the pace of change and direction of the industry to meet customer demand. These start-ups have been able to attract significant capital in the United States and foreign markets to expand the time and resources spent on research and development in this industry. The capital resources are being supplied from venture capital markets as well as from long time industry players that are investing in new technology to gain a competitive advantage. The change from the internal combustion engine (“ICE”) to electric vehicles (“EV”) has placed market and competitive pressure on the major automotive industry players. This competitive pressure has resulted in mergers and acquisition for new technology and innovation. It is expected that the industry will continue to see consolidation of these smaller start-up players as the market recognizes the technology shift and acceptance of the transition away from ICE to EV. Some of these major industry players and competitors have greater total resources or are state-supported, which make them less vulnerable to industry downturns and better positioned to pursue new expansion and development opportunities. The advancement and adoption of technology and innovations in battery storage and EV markets, and across the value chain, has increased and is expected to further accelerate as pressures from consumer preference and governments evolve. While the battery storage and electric vehicle space seemingly has exponential demand for the coming decades, that demand wane and those projections may shift. Long term projections rarely prove correct, and a variety of factors including but not limited to less battery demand than projected could adversely impact the demand for lithium, and thus the demand for EnergyX products, services, and technology.

The prospective impact of potential climate change on our operations and those of our customers remains uncertain. Some scientists have suggested that the impacts of climate change could include changing rainfall patterns, water shortages, changing sea levels, changing storm patterns and intensities, and changing temperature levels, and that these changes could be severe. These impacts could vary by geographic location. These factors as well as other factors affecting long-term demand for battery storage and EV could adversely impact our strategy, demand for critical battery materials including lithium and financial performance.

Shifting global dynamics may result in a prolonged delay in the transition to battery storage and electric vehicle adoption.

Global macro-economic conditions and shifting dynamics, including trade tariffs and restrictions, increased price competition, or a significant change in production or consumption trends, could lead to a sustained environment of reduced demand for critical material related to battery storage and electric vehicles. The battery storage and electric vehicle market is subject to intense price competition from both domestic and foreign sources, including state-owned and government-subsidized entities. Critical minerals including lithium carbonate and lithium hydroxide used to produce batteries for energy storage and for EV’s are a global commodity with little or no product differentiation, and customers make their purchasing decisions principally on the basis of delivered price and, to a lesser extent, on customer service and product quality. Supply is affected by available capacity and operating rates, raw material costs and availability, government policies and global trade. Periods of high demand, high capacity utilization, and increasing operating margins tend to result in investment in production capacity, which may cause supply to exceed demand and capacity utilization and realized selling prices for these critical materials to decline, resulting in possible reduced profit margins. Competitors and potential new entrants in the markets for the critical minerals have in recent years expanded capacity, begun construction of new capacity, or announced plans to expand capacity or build new facilities. The extent to which current global or local economic and financial conditions changes in such conditions or other factors may cause delays or cancellation of some of these ongoing or planned projects or result in the acceleration of existing or new projects, is uncertain. Future growth in demand for our products may not be sufficient to absorb excess industry capacity. We are impacted by global market and economic conditions that could adversely affect demand for critical battery related minerals or increase prices for, or decrease availability of, energy and other resources necessary to produce these minerals.

Additional shifting global dynamics may include rising incomes in developing countries, the relative value of the US dollar and its impact on the importation of critical minerals and battery related material, foreign mining policies, the existence of, or changes in, import or foreign currency exchange barriers in certain foreign markets and other regulatory policies of foreign governments, trade wars and measures taken by governments which may be deemed protectionist, as well as the laws and policies affecting foreign trade and investment. Furthermore, some customers require access to credit to purchase mining and processing equipment and a lack of available credit to customers in one or more countries, due to this deterioration, could adversely affect the demand and supply markets across the world.

We will face risks associated with conducting business with counterparties in South America.

Among some of the best lithium reserves in the world, the salt flats containing brine with significant concentration of lithium are located in South America primarily in Chile, Argentina and Bolivia. As a result, our intended operations in these regions would be exposed to various levels of geopolitical, economic and other risks and uncertainties associated with operating in a foreign jurisdiction. These risks and uncertainties include, but are not limited to, currency exchange rates; corruption; price controls; import or export controls; currency remittance; high rates of inflation; labor unrest; renegotiation or nullification of existing permits, applications and contracts; tax disputes; changes in tax policies; restrictions on foreign exchange; changing political conditions; community relations; currency controls; and governmental regulations that may require the awarding of contracts of local contractors or require foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction. Changes, if any, in mining or investment policies or shifts in political attitudes in these South American countries or other countries in which the Company may conduct business, may adversely affect the operations of the Company. The Company may become subject to local political unrest or poor community relations that could have a debilitating impact on operations and, at its extreme, could result in damage and injury to personnel and site infrastructure.

Failure to comply with applicable laws and regulations may result in enforcement actions and include corrective measures requiring capital expenditures, installing of additional equipment or remedial actions. Parties engaged in mining operations may be required to compensate those suffering loss or damage by reason of mining activities and may have civil or criminal fines or penalties imposed for violations of applicable laws or regulations.

We may be subject to risks related to our acquisition and integration of those acquisitions which may not be successful.

From time to time, it can be expected that EnergyX will examine opportunities to acquire additional technology, processing capabilities, and/or assets and businesses. Any acquisition that EnergyX may choose to complete may be of a significant size, could require significant attention by the Company’s management, may change the scale of the Company’s business and operations, and may expose EnergyX to new geographic, political, operating, financial, and country risks. The Company’s success in its acquisition activities depends upon its ability to identify suitable acquisition candidates, negotiate acceptable terms for any such acquisition, and integrate the acquired operations successfully with those of EnergyX. Any acquisitions would be accompanied by risks. There can be no assurance that EnergyX would be successful in overcoming these risks or any other problems encountered in connection with such acquisitions, that EnergyX would be able to successfully integrate the acquired business into the Company’s pre-existing business, or that any such acquisition would not have a material and adverse effect on EnergyX.

The lithium and battery industry may not welcome innovative technology.

We will be introducing a substantiality new technology to an industry for use in large scale projects that has been primarily reliant on well- established, albeit inefficient, technologies to date. The timing on acceptance, including any delays in negotiating pricing mechanisms with customers and users of the technology and associated production and costs benefits, is uncertain. Slower than anticipated acceptance could have impact on Company’s projections, cash flow, cash reserves, and all forward-looking statements. The Company, in addition to revenues from the sale of plant and equipment, anticipates generating a significant amount of its revenues from a technology or production type fee based on the amount of lithium materials produced and sold by the customer or end-user over a number of years. There is no assurance that customers will accept a recurring production-based form of compensation nor its duration.

Risks Related to Brine Processing and Mining Operations

We are subject to political risk in non-US jurisdictions.

We may be subject to political and geopolitical risks. The stability of the foreign governments that EnergyX will conduct its primary operations are uncertain due to ongoing elections, political unrest, corruption, outside foreign influence, changing geo-political action, and the need and priorities of its citizens. Changes in the political environment and stability of the government officials may adversely impact our ability to continue operations, the pricing and margins achieved from those operations, and our ability to continue operations on an ongoing basis. EnergyX’s operations may be based on contracts or agreements signed with the foreign governments or its state-owned operators that could be renegotiated or terminated with a change in the controlling political party that would adversely affect our operations, revenue, and profit margins to be achieved in the future.

We may be subject to Currency Rate Risk.

We may be subject to currency risks. EnergyX’s reporting currency is the dollar of the United States of America, which is exposed to fluctuations against other currencies. EnergyX’s primary operations are located in North America and South American, specifically the countries Chile, Argentina, and Bolivia, where expenditures and obligations are incurred in the country’s local currency. As such, EnergyX results of operations are subject to foreign currency fluctuation risks, and such fluctuations may adversely affect the financial position and operating results of EnergyX. The Company has not undertaken to mitigate transactional volatility in the United States dollar to these foreign currencies at this time. EnergyX may, however, enter into foreign currency forward contracts in order to match or partially offset existing currency exposures and contract for payment is US currency to limit its ongoing exposure to foreign currency fluctuations.

Our business is subject to government regulation and policy over which we have no control.

Our operations and our customers, who are typically lithium resource owners and producers, are subject to government legislation, policies and controls relating to prospecting, development, production, environmental protection, including plant and animal species, and more specifically including mining taxes and labor standards. In order for the Company to carry out its activities, it and its customers various licenses and permits must be obtained and kept current. There is no guarantee that these licenses and permits will be granted, or that once granted will be maintained and extended. In addition, the terms and conditions of such licenses or permits could be changed and there can be no assurances that any application to renew any existing licenses will be approved. There can be no assurance that all permits that EnergyX requires will be obtainable on reasonable terms, or at all. Delays or a failure to obtain such permits, or a failure to comply with the terms of any such permits that EnergyX has obtained, could have a material adverse impact on the Company. EnergyX may be required to contribute to the cost of providing the required infrastructure to facilitate the development of lithium resources and will also have to obtain and comply with permits and licenses that may contain specific conditions concerning operating procedures, water use, waste disposal, spills, environmental studies, abandonment and restoration plans and financial assurances. There can be no assurance that EnergyX or its customers will be able to comply with any such conditions and non-compliance with such conditions may result in the loss of certain permits and licenses on properties, which may have a material adverse effect on EnergyX. Future taxation of lithium producers and mining operators cannot be predicted with certainty so planning must be undertaken using present conditions and best estimates of any potential future changes. There is no certainty that such planning will be effective to mitigate adverse consequences of future taxation on the Company.

Unpredictable events, such as the COVID-19 outbreak, could seriously harm our future revenues and financial condition, delay our operations, disrupt supply chains, increase our costs and expenses, and affect our ability to raise capital.

Our operations could be subject to unpredictable events, such as extreme weather conditions, medical epidemics or pandemics such as the COVID-19 outbreak, other natural or manmade disasters or business interruptions, or any acts of God or forced majeure events, for which we may not be adequately insured. We do not carry insurance for all categories of risk that our business may encounter. The occurrence of any of these business disruptions could seriously harm our operations and financial condition and increase our costs and expenses. Additionally, COVID-19 has caused significant disruptions to the global financial markets and global supply chains, which could impact our ability to raise additional capital, or secure required equipment, respectively. The ultimate impact on us and the battery minerals mining industry and electric vehicle sector is unknown, but our operations and financial condition could suffer in the event of any of these types of unpredictable events. Further, any significant uninsured liability may require us to pay substantial amounts, which would adversely affect our business, results of operations, financial condition and cash flows.

Our business and operations are affected by global financial conditions.

Recent global financial conditions have been characterized by increased volatility and limited access to public and private financing, particularly for junior mineral exploration companies. The matters could negatively impact our ability to obtain equity or debt financing in the future on terms favorable to the Company or at all. If such conditions continue, our operations could be negatively impacted.

Our business and operations are affected by the commodities markets.

The future revenue generated from EnergyX’s technology, its financial results, and its access to the capital required to finance its research and development and operating activities may in the future be adversely affected by declines in the price of lithium carbonate and lithium hydroxide and other lithium materials in the world market. Mineral prices fluctuate widely and are affected by numerous factors beyond the Company’s control such as the sale or purchase of minerals by various dealers, central banks and financial institutions, interest rates, exchange rates, inflation or deflation, currency exchange fluctuation of global and regional supply and demand, production and consumption patterns, speculative activities, increased production due to improved mining and production methods, government regulations relating to prices, taxes, royalties, land tenure, land use and importing and exporting of minerals, environmental protection, and international political and economic trends, conditions and events. If these or other factors continue to adversely affect the price of lithium carbonate, lithium hydroxide and other battery grade lithium materials, the market price of EnergyX securities may decline and the Company’s operations may be materially and adversely affected.

The battery mineral market is subject to fluctuation and availability of commercial quantities.

The market for battery minerals is influenced by many factors beyond the Company’s control, including without limitation the supply and demand for minerals, the sale or purchase of battery grade materials by various dealers, central banks and financial institutions, interest rates, exchange rates, inflation or deflation, currency exchange fluctuation, global and regional supply and demand, production and consumption patterns, speculative activities, increased production due to improved mining and production methods, government regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals, environmental protection, and international political and economic trends, conditions and events. In addition, the battery grade materials and lithium minerals industry in general is intensely competitive and there is no assurance that, even if apparently commercial quantities and qualities of minerals (such as lithium) are discovered, a market will exist for their profitable sale. Commercial viability of mineral deposits may be affected by other factors that are beyond the control of EnergyX, including the particular attributes of the deposit such as its size, quantity and quality, the cost of mining and processing, proximity to infrastructure, the availability of transportation and sources of energy, financing, government legislation and regulations including those relating to prices, taxes, royalties, land tenure, land use, import and export restrictions, exchange controls, restrictions on production, and environmental protection. It is impossible to assess with certainty the impact of various factors that may affect commercial viability such that any adverse combination of such factors may result in EnergyX not receiving an adequate return on invested capital or having its mineral technology projects be rendered uneconomic.

Estimates of Mineral Resources are Uncertain.

Lithium and mineral resource estimates completed by our customers at the various mining location are largely based upon estimates made by customer personnel and independent geologists and qualified persons. These estimates are inherently subject to uncertainty and are based on geological interpretations and inferences drawn from drilling results and sampling analyses and may require revision based on further exploration or development work. The estimation of lithium and mineral resources may be materially affected by unforeseen geological circumstances including but not limited to environmental, permitting, legal, title, taxation, socio- political, marketing, or other relevant issues. As a result of the foregoing, there may be material differences between actual and estimated mineral reserves, which may impact the viability of the Company’s revenue estimates and have a material impact on EnergyX.

Production processing can be affected by such factors as permitting regulations and requirements, weather, environmental factors, unforeseen technical difficulties, and unusual or unexpected work interruptions. Any material change in quantity of mineral resources, mineral reserves, and grade, may also affect the economic viability of any project undertaken by EnergyX. In addition, there can be no assurance that mineral recoveries in small scale, and/or pilot laboratory tests will be duplicated in a larger scale test under on-site conditions or during full production. To the extent that EnergyX is unable to process brine resources as expected and estimated, the Company’s business may be materially and adversely affected.

We may not maintain adequate insurance for our needs.

The Company’s business is generally subject to a number of risks and hazards, including but not limited to, adverse environmental conditions, industrial accidents, labor disputes, unusual or unexpected work conditions, changes in the regulatory environment, natural phenomena such as inclement weather conditions, and floods and earthquakes. Such occurrences could result in damage to mineral processing equipment, technology, and/or production facilities, personal injury or death, environmental damage to the Company’s properties or the properties of others, monetary losses and possible legal liability.

Although EnergyX may maintain insurance to protect against certain risks in such amounts as it considers to be reasonable, its insurance will not cover all the potential risks associated with its operations. EnergyX may also be unable to maintain insurance in certain territories to cover these risks at economically feasible premiums. Insurance coverage may not continue to be available or may not be adequate to cover any resulting liability. Moreover, insurance against risks such as environmental pollution or other hazards as a result of processing and production is not generally available to EnergyX or to other companies in the mining industry on acceptable terms. The Company might also become subject to liability for pollution or other hazards which it may not be insured against or which EnergyX may elect not to insure against because of premium costs or other reasons. Losses from these events may cause EnergyX to incur significant costs that could have a material adverse effect upon its financial performance and results of operations.

We will be required to make significant expenditures related to health, safety and community relations.

The Company’s operations are subject to various health and safety laws and regulations that impose various duties on the Company in respect of its operations, relating to, among other things, worker safety and the surrounding communities. These laws and regulations also grant the relevant authorities broad powers to, among other things, close unsafe operations and order corrective action relating to health and safety matters. The costs associated with the compliance with such health and safety laws and regulations may be substantial and any amendments to such laws and regulations, or more stringent implementation thereof, could cause additional expenditure or impose restrictions on, or suspensions of, EnergyX’s operations. The Company expects to make significant expenditures to comply with the extensive laws and regulations governing the protection of the environment, waste disposal, worker safety, site development and protection of endangered and other special status species, and, to the extent reasonably practicable, to create social and economic benefit in the surrounding communities near the Company’s operational locations, but there can be no guarantee that these expenditures will ensure EnergyX’s compliance with applicable laws and regulations and any non-compliance may have a material and adverse effect on EnergyX.

We are subject to Environmental Regulations and Risks.

Our activities are subject to extensive federal, state, and local laws and regulations governing environmental protection and employee health and safety. Environmental legislation is evolving in a manner that is creating stricter standards, while enforcement, fines and penalties for non-compliance are more stringent. The cost of compliance with changes in governmental regulations has the potential to reduce the profitability of operations. Furthermore, any failure to comply fully with all applicable laws and regulations could have significant adverse effects on the Company, including the suspension or cessation of operations.

The current and future operations of the Company, including development and processing activities, are subject to extensive federal, state and local laws and regulations governing environmental protection, including regarding protection and remediation of processing sites and other matters. Activities at the site locations where the Company operates may give rise to environmental damage and create liability for the Company for any such damage or any violation of applicable environmental laws. To the extent the Company is subject to environmental liabilities, the payment of such liabilities or the costs that the Company may incur to remedy environmental pollution would reduce otherwise available funds and could have a material adverse effect on the Company. If EnergyX is unable to fully remedy an environmental problem, it might be required to suspend operations or enter into interim compliance measures pending completion of the required remedy. The potential exposure may be significant and could have a material adverse effect on the Company’s operations. EnergyX intends to minimize risks by taking steps to ensure compliance with environmental, health and safety laws and regulations and operating to applicable environmental standards.

Many of the local, state, and federal environmental laws and regulations may require the Company to obtain licenses for its activities. The Company may need to update and review its licenses from time to time and could be subject to environmental impact analyses and public review processes prior to approval of new activities. EnergyX can make no assurance that it will be able to maintain or obtain such required environmental and social licenses on a timely basis, if at all.

In addition, it is possible that future changes in applicable laws, regulations and authorizations or changes in enforcement or regulatory interpretation could have a significant impact on the Company’s activities. Those risks include, but are not limited to, the risk that regulatory authorities may increase bonding requirements beyond the Company’s or its subsidiaries’ financial capabilities.

We are engaged in a competitive industry environment.

The battery material development and electric vehicle industry is highly competitive in all of its phases, both domestically and internationally. Our ability to acquire customers and develop and implement our technology at lithium and mineral resource processing sites in the future will depend not only on our ability to develop our present technology, but also on our ability to scale our pilot facilities to commercial operations, and continue to supply our separation technology that enhances selective mineral extraction. The Company may be at a competitive disadvantage in acquiring its customers because it must compete with other entities and companies, many of which have greater financial resources, operational experience, and technical capabilities than EnergyX. Some competitors have longer operating histories and significantly greater financial, marketing, technical, or other competitive resources including funding capacity. As a result, competitors may be better able to overcome capital markets dislocations, adapt more quickly to new or emerging technologies, and changes in customer preferences, or compete for skilled professionals. Competitors may also be able to devote greater resources to the promotion and sale of their products and services. In particular, competitors with larger customer bases, greater name or brand recognition, or more established customer relationships than us have an advantage in keeping existing clients and attracting new ones. We may face competition from new market entrants, including the Company’s customers or former customers if they choose to develop an internal capability to provide any of the services that we currently offer. We cannot assure you that we will be able to compete successfully with new or existing competitors. If we are not able to compete effectively, our results of operations may be adversely affected. The Company may also encounter competition from other mining and extractive mineral companies in its efforts to hire experienced operating and technical professionals. Competition could adversely affect the Company’s ability to attract necessary funding or acquire suitable customers for future profitable operations. Competition for services and equipment could result in delays if such services, contracts, or equipment cannot be obtained in a timely manner due to inadequate availability and could also cause scheduling difficulties and cost increases due to the need to coordinate the availability of services or equipment. Any of the foregoing effects of competition could materially increase project development costs and/or construction costs, result in project and technology deployment delays, and generally and adversely affect EnergyX and its business and prospects.

Our Stockholders are subject to dilution.

If we are successful in raising the Maximum Offering, we believe with the net proceeds from this Offering that we are adequately financed to carry out our technology and development plans in the near term and to reach a commercial construction decision. However, financing the development of processing operations through to commercial production will be expensive and we may require additional capital to fund large commercial construction and development, technology programs, and potential acquisitions. We cannot predict the size of future issuances of Company shares, the issuance of debt instruments, or other securities convertible into Company shares in connection with any such financing, or the issuance of options to Company employees to add key members to the team. Likewise, EnergyX cannot predict the effect, if any, that future issuances and sales of EnergyX securities will have on the market price of such shares. If EnergyX raises additional funds by issuing additional equity securities, such financing may substantially dilute the interests of existing stockholders. Sales of substantial numbers of Company shares, or the availability of such Company shares for sale, could adversely affect prevailing market prices for EnergyX securities and a securityholder’s interest in EnergyX.

Our business may be adversely affected by climate change and climate change regulations.

Climate change could have an adverse impact on the Company’s operations. The potential physical impacts of climate change on the operations of EnergyX are highly uncertain and would be particular to the geographic circumstances in areas in which it operates. These may include changes in rainfall and storm patterns and intensities, water shortages, changing sea levels and changing temperatures. These changes in climate could have an impact on the cost of development or processing production on the Company’s projects and customer contracts and adversely affect the financial performance of its operations.

Regulations and pending legislation governing issues involving climate change could result in increased operating costs, which could have a material adverse effect on the business of EnergyX. A number of governments or governmental bodies have introduced or are contemplating regulatory changes in response to climate change and its potential impacts. Legislation and increased regulation regarding climate change could impose significant costs on EnergyX, its customers and its suppliers, including costs related to increased energy requirements, capital equipment, environmental monitoring and reporting, and other costs to comply with such regulations. Any adopted climate change regulations could also negatively impact the Company’s ability to compete with companies situated in areas not subject to such regulations. Given the emotion, political significance and uncertainty around the impact of climate change and how it should be dealt with, EnergyX cannot predict how legislation and regulation will affect its financial condition, operating performance and ability to compete. Furthermore, even without such regulation, increased awareness and any adverse publicity in the global marketplace about potential impacts on climate change by EnergyX or other companies in the natural resources industry could harm the reputation of EnergyX.

EnergyX will require external financing in future periods. There is no guarantee that external financing will be available on commercially reasonable terms, or at all, and the Company’s inability to finance future development and acquisitions would have a material and adverse effect on EnergyX and its business and prospects.

Risks Related to Our Financial Position and Need for Capital

Even if this Offering is successful, we will need to raise additional funding, which may not be available on acceptable terms, or at all. Failure to obtain this necessary capital when needed may force us to delay, limit or terminate our product development efforts or other operations.

We estimate that the proceeds from this Offering will be up to $68,000,000, assuming an offering price of $8.00 per share and the maximum sale of 8,500,000 shares of common stock, before deducting offering expenses payable by us. We expect that if the maximum sale of shares is achieved, the net proceeds from this Offering will be sufficient to fund our current operations for at least the next twenty-four months. However, (a) we may not achieve the maximum sale of 8,500,000 shares, and/or (b) our operating plan may change as a result of many factors currently unknown to us, and we may need to seek additional funds sooner than planned, through public or private equity or debt financings, government or other third-party funding, marketing and distribution arrangements and other collaborations, strategic alliances and licensing arrangements, or a combination of these approaches. In any event, we will most likely require additional capital to obtain regulatory approval for, and to commercialize, our product candidates. Raising funds in the current or future economic environments may present additional challenges. Even if we believe we have sufficient funds for our current or future operating plans, we may seek additional capital if market conditions are favorable or if we have specific strategic considerations.

Any additional fundraising efforts may divert our management from their day-to-day activities, which may adversely affect the Company’s ability to develop technology and commercialize our product and commercial processing facilities. To that extent, we cannot guarantee that future financing will be available in sufficient amounts or on terms acceptable to us, if at all. Moreover, the terms of any financing may adversely affect the holdings or the rights of our stockholders and the issuance of additional securities, whether equity or debt, by us, or the possibility of such issuance, may cause the market price of our shares to decline. The sale of additional equity or convertible securities may dilute our existing stockholders. The incurrence of indebtedness would result in increased fixed payment obligations and we may be required to agree to certain restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to acquire, sell or license intellectual property rights, and other operating restrictions that could adversely impact our ability to conduct our business.

We could also be required to seek funds through arrangements with collaborative partners or otherwise at an earlier stage than would be desirable. In such a case, we may be required to relinquish rights to some of our technologies or product candidate or agree to terms unfavorable to us, any of which may have a material adverse effect on our business, operating results, and prospects.

If we are unable to obtain funding on a timely basis, we may be required to significantly curtail, delay or discontinue one or more of our research or development programs, the commercialization of any product candidate, or be unable to expand our operations or otherwise capitalize on our business opportunities, as desired, which could materially affect our business, financial condition, and results of operations.

Investors in this offering will incur immediate dilution from the offering price.

Because the price per share of the Company being offered is higher than the book value per share of the Company, investors will suffer immediate dilution in the net tangible book value of the Company purchased in this offering. Assuming an offering price of $8.00 per share and all 8,500,000 Shares are sold for gross proceeds of $68,000,000, investors purchasing Common Stock in this Offering will contribute up to 63% of the total amount invested by stockholders since inception but will only own 9% of the shares of Common Stock outstanding. See “Dilution” on page 22 for a more detailed description of the dilution to new investors in the Offering.

The Price per Share has been Determined by our Management and our Board of Directors and such Determination of Share Price may be Arbitrary.

The price per share of our Common Stock has been determined by the Company’s management as recommended and approved by our Board of Directors in its sole discretion projecting the value of the Company based on (i) the addition of new commercial agreements, (ii) additional liquidity from the Series B financing, (iii) valuations of peer companies in our industry, (iv) projections of our future cash flows (because the present value of a future cash flow increases as the future cash flow gets closer). The price per share of our Common Stock has not been determined by an independent valuation specialist and may be arbitrary. There are no guarantees investors will realize any appreciation on the shares of our Common Stock sold in this Offering.

This Offering does not require a minimum funding to close.

We do not have a minimum capitalization and we may use the proceeds from this Offering immediately following our acceptance of the corresponding subscription agreements and funding. We do not have any track record for self-underwritten Regulation A+ offerings and there can be no assurance we will sell the Maximum Offering or any other amount. It is possible we may only raise a minimum amount of capital, which could leave us with insufficient capital to implement our business plan, potentially resulting in greater operating losses unless we are able to raise the required capital from alternative sources. There is no assurance that alternative capital, if needed, would be available on terms acceptable to us, or at all.

We are subject to liquidity risk.

Liquidity risk arises through the excess of financial obligations due over available financial assets at any point in time. The Company’s objective in managing liquidity risk will be to maintain sufficient readily available cash reserves and credit in order to meet its liquidity requirements at any point in time. As EnergyX does not currently have revenue and is not expected to have revenue in the foreseeable future, EnergyX will be reliant upon debt and equity financing to mitigate liquidity risk. The total cost and planned timing of acquisitions and/or other development or construction projects is not currently determinable, and it is not currently known precisely when EnergyX will require external financing in future periods. There is no guarantee that external financing will be available on commercially reasonable terms, or at all, and the Company’s inability to finance future development and acquisitions would have a material and adverse effect on EnergyX and its business and prospects.

Our Subscription Agreement provides that the state and federal courts located within the geographical boundaries of Puerto Rico will be the exclusive venue and forums for disputes arising out of the Subscription Agreement, which could limit our investors’ ability to obtain a favorable judicial venue and forum for disputes with us.

Our subscription agreement provides that the federal and state courts located within the geographical boundaries of Puerto Rico will be the exclusive venue and forums for resolving any complaints under the agreement. These exclusive-venue provisions may limit an investor’s ability to bring a claim in a judicial venue that it finds favorable for disputes with us, which may discourage lawsuits against us and our directors, officers and other employees. There is uncertainty as to whether a court will enforce this provision with respect to all claims arising out of the subscription agreement, including claims brought under the Securities Act or the Exchange Act. Notwithstanding any interpretation of the provisions in the subscription agreement to the contrary, pursuant to Section 22 of the Securities Act, investors’ claims asserted under the Securities Act and the rules and regulations thereunder are subject to concurrent state and federal court jurisdiction. Additionally, pursuant to Section 27 of the Exchange Act, and the recent Supreme Court precedent thereunder in Merrill Lynch, Pierce, Fenner & Smith Inc. v. Manning (2016), the federal courts will have exclusive jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. If a court were to find the venue and forum provisions in our subscription agreement to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving the dispute in other jurisdictions, which could seriously harm our business.

Risks Related to Our Common Stock

Our executive officers, directors, major stockholder and their respective affiliates will continue to exercise significant control over our Company after this Offering, which will limit your ability to influence corporate matters and could delay or prevent a change in corporate control.

Immediately following the completion of this Offering, including any shares of Common Stock that are purchased in this Offering, if any, and assuming no other shares are sold, the existing holdings of our Founder and CEO will represent beneficial ownership, in the aggregate, of approximately 66% of our outstanding Common Stock, on an as converted basis, assuming the Company issues the Maximum Amount of shares of Common Stock as set forth on the cover page of this Offering Circular. Please see “Security Ownership of Management and Certain Security Holders” on page 42 for more information. As a result, the Founder and CEO will be able to influence our management and affairs and control the outcome of matters submitted to our stockholders for approval, including the election of directors and any sale, merger, consolidation, or sale of all or substantially all of our assets. The Founder and CEO acquired these shares of Common Stock for substantially less than the price of the shares of Common Stock being acquired in this Offering. In addition, this concentration of ownership might affect the market price of our Common Stock by:

•	Delaying, deferring or preventing a change of control of the Company;

•	Impending a merger, consolidation, takeover or other business combination involving the Company; or

•	Discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of the Company

We have broad discretion in how we use the proceeds of this Offering and may not use these proceeds effectively, which could affect our results of operations and cause our Common Stock price to decline.

We will have considerable discretion in the application of the net proceeds of this Offering. We intend to use the net proceeds from this Offering to fund our business strategy, including without limitation, new and ongoing research and development expenses, offering expenses, working capital, and other general corporate purposes, which may include funding for the hiring of additional personnel. As a result, investors will be relying upon management’s judgment with only limited information about our specific intentions for the use of the balance of the net proceeds of this Offering. We may use the net proceeds for purposes that do not yield a significant return or any return at all for our stockholders. In addition, pending their use, we may invest the net proceeds from this Offering in a manner that does not produce income or that loses value.

There is no existing market for our Common Stock, and investors cannot be certain that an active trading market will ever exist or a specific share price will be established.

Prior to this Offering, there has been no public market for shares of our Common Stock. We cannot predict the extent to which investor interest in our Company will lead to the development of a trading market or how liquid that market might become. The Offering price for the shares of our Common Stock has been arbitrarily determined by the Company and may not be indicative of the price that will prevail in any trading market following this Offering, if any. The market price for our Common Stock may decline below the Offering price, and our stock price is likely to be volatile.

We will use our best efforts to list our Common Stock for trading on a securities exchange however it is uncertain when our Common Stock will be listed on an exchange for trading, if ever.

There is currently no public market for our Common Stock and there can be no assurance that one will ever develop. Our Board of Directors may take actions necessary to list our Common Stock on a national securities exchange, such as the New York Stock Exchange, the Nasdaq Stock Exchange, the Toronto Stock Exchange or the London Stock Exchange among others, however such a listing is not guaranteed. As a result, our Common Stock sold in this Offering may not be listed on a securities exchange for an extended period of time, if at all. If our Common Stock is not listed on an exchange it may be difficult to sell or trade our Common Stock shares.

If our stock become publicly traded and the price fluctuates after the Offering, you could lose a significant part of your investment.

The market price of our Common Stock, if it were traded, could be subject to wide fluctuations in response to, among other things, the risk factors described in this section of this Offering Circular, and other factors beyond our control, such as fluctuations in the valuation of companies perceived by investors to be comparable to us. Furthermore, the stock markets typically experience price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations, as well as general economic, political, and market conditions, such as recessions, interest rate changes or international currency fluctuations, may negatively affect the market price of our Common Stock. In the past, many companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. If this type of securities litigation occurred against us in the future, it could result in substantial costs and divert management’s attention from other business concerns, which could seriously harm our business.

Different Share classes may have different rights than Common Shares.

Different classes of shares may exist in the Company such as Preferred Shares held by major investors or founders of the Company. These shares may have different rights and preferences, such as voting rights, liquidation rights, participation rights, rights of first refusal, co-sale rights, and various other rights that do not exist for the class of Common Shares being sold in this Offering. As a result, holders of Preferred Shares will be able to influence certain decisions in management and affairs, and control the outcome of matters submitted to our stockholders for approval, including the election of directors and any sale, merger, consolidation, or sale of all or substantially all of our assets.

After the completion of this Offering, we may be at an increased risk of securities class action litigation.

Historically, securities class action litigation has often been brought against a company following a decline in the market price of its securities. This risk is especially relevant for us because extractive mineral processing and battery material related companies have experienced significant stock price volatility in recent years. If we were to be sued, it could result in substantial costs and a diversion of management’s attention and resources, which could harm our business.

We do not intend to pay dividends on our Common Stock and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price and eventual liquidity of our Common Stock.

We have never declared or paid any cash dividend on our Common Stock and do not currently intend to do so in the foreseeable future. We currently anticipate that we will retain future earnings for the development, operation, and expansion of our business, and do not anticipate declaring or paying any cash dividends in the foreseeable future. Therefore, the success of an investment in shares of our Common Stock will depend upon any future appreciation in their value. There is no guarantee that shares of our Common Stock will appreciate in value or even maintain the price at which they are purchased.

We may terminate this Offering at any time during the Offering Period

We reserve the right to terminate this Offering at any time regardless of the number of Shares sold. In the event that we terminate this Offering at any time prior to the sale of all of the Shares offered hereby, whatever amount of capital that we have raised at that time will have already been utilized by the Company and no funds will be returned to subscribers.

Risks Related to Our Intellectual Property

If we are unable to protect our intellectual property rights or if our intellectual property rights are inadequate for our technology and product candidates, our competitive position could be harmed.

Our commercial success will depend in large part on our ability to obtain and maintain patent and other intellectual property protection in South America, the United States, and other countries with respect to where we operate, and manufacture our proprietary technology and products. We rely on trade secrets, patents, copyright and trademark laws, and confidentiality and other agreements with employees and third parties, all of which offer only limited protection. We seek to protect our proprietary position by filing and prosecuting patent applications in the US and abroad related to our technologies and products that are important to our business.

The patent positions are highly uncertain, involve complex legal and factual questions, and may be subject of much litigation. As a result, the issuance, scope, validity, enforceability, and commercial value of our patents are highly uncertain. The steps we have taken to protect our proprietary rights may not be adequate to preclude misappropriation of our proprietary information or infringement of our intellectual property rights, both inside and outside South America and the US. Our pending applications cannot be enforced against third parties practicing the technology claimed in such applications unless and until patents are issued from such applications. Further, the examination process may require us to narrow the claims for our pending patent application, which may limit the scope of patent protection that may be obtained if these applications are issued. We do not know whether the pending patent applications for any of our separation technology and process application and characteristics will result in the issuance of any patents that protect our technology or products, or if any of our issued patents will effectively prevent others from commercializing competitive technologies and products. The rights that may be granted under future issued patents may not provide us with the proprietary protection or competitive advantages we are seeking. If we are unable to obtain and maintain patent protection for our technology and products, or if the scope of the patent protection obtained is not sufficient, our competitors could develop and commercialize technology and products similar or superior to ours, and our ability to successfully commercialize our technology and products may be adversely affected. It is also possible that we will fail to identify patentable aspects of inventions made in the course of our development and commercialization activities before it is too late to obtain patent protection on them.

Because the issuance of a patent is not conclusive as to its inventorship, scope, validity or enforceability, our issued patents may be challenged in the courts or patent offices in the US and abroad. Any granted patents may be subjected to further post-grant proceedings that could limit their scope or enforceability. Claims that are amended during post-grant proceedings may not be broad enough to provide meaningful protection, which could limit our ability to stop others from using or commercializing similar or identical technology and products, or limit the duration of the patent protection for our technology and products. Publications of discoveries in the scientific literature often lag behind the actual discoveries, and patent applications in the US and other jurisdictions are typically not published until 18 months after filing. Therefore, we cannot be certain that we were the first to make the inventions claimed in our pending patent application, or that we were the first to file for patent protection of such inventions.

Protecting against the unauthorized use of our patented technology, trademarks and other intellectual property rights is expensive, difficult, and may in some cases not be possible. In some cases, it may be difficult or impossible to detect third-party infringement or misappropriation of our intellectual property rights, even in relation to issued patent claims, and proving any such infringement may be even more difficult.

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment, and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

The US Patent and Trademark Office (USPTO) and various foreign national or international patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. Periodic maintenance fees on any issued patent are due to be paid to the USPTO and various foreign national or international patent agencies in several stages over the lifetime of the patent. While an inadvertent lapse can in certain cases be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. Non-compliance events that could result in abandonment or lapse of patent rights include, but are not limited to, failure to timely file national and regional stage patent applications or continuing applications thereof, based on our international patent applications, failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents. If we fail to maintain the patents and patent applications covering our product candidates, our competitors might be able to enter the market, which would have a material adverse effect on our business.

EnergyX may become subject to claims by third parties asserting that we or our employees have misappropriated their intellectual property or claiming ownership of what we regard as our own intellectual property.

Our commercial success depends upon our ability to develop, manufacture, market and sell our product candidates, and to use our related proprietary technologies without violating the intellectual property rights of others. We may become party to, or threatened with, future adversarial proceedings or litigation regarding intellectual property rights with respect to our product candidates, including interference or derivation proceedings before the USPTO. Third parties may assert infringement or post grant invalidation claims against us based on existing patents or patents that may be granted in the future. If we are found to infringe a third party’s intellectual property rights, we could be required to obtain a license from such third party to continue commercializing our product candidates. However, we may not be able to obtain any required license on commercially reasonable terms or at all. Under certain circumstances, we could be forced, including by court order, to cease commercializing the applicable product candidate. In addition, in any such proceeding or litigation, we could be found liable for monetary damages. A finding of infringement could prevent us from commercializing our product candidates or force us to cease some of our business operations, which could materially harm our business. Any claims by third parties that we have misappropriated their confidential information or trade secrets could have a similar negative impact on our business.

We may become involved in lawsuits to protect or enforce our intellectual property, which could be expensive, time consuming and unsuccessful and have a material adverse effect on the success of our business.

Competitors may infringe our patents or misappropriate or otherwise violate our intellectual property rights. To counter infringement or unauthorized use, litigation may be necessary in the future to enforce or defend our intellectual property rights, to protect our trade secrets or to determine the validity and scope of our own intellectual property rights or the proprietary rights of others. Also, third parties may initiate legal proceedings against us to challenge the validity or scope of intellectual property rights we own. These proceedings can be expensive and time consuming. Many of our current and potential competitors have the ability to dedicate substantially greater resources to defend their intellectual property rights than we can. Accordingly, despite our efforts, we may not be able to prevent third parties from infringing upon or misappropriating our intellectual property. Litigation could result in substantial costs and diversion of management resources, which could harm our business and financial results. In addition, in an infringement proceeding, a court may decide that a patent owned by us is invalid or unenforceable, or may refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover the technology in question. An adverse result in any litigation proceeding could put one or more of our patents at risk of being invalidated, held unenforceable or interpreted narrowly. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. There could also be public announcements of the results of hearings, motions or other interim proceedings or developments.

We may not be able to protect our intellectual property rights throughout the world.

Filing, prosecuting, and defending patents throughout the world would be prohibitively expensive. Therefore, we have filed applications and/or obtained patents only in key markets such as the US, EU, South America and selected other countries. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and, further, may be able to export otherwise infringing products to territories where we have patent protection but where enforcement is not as strong as that in the US. These products may compete with our products in jurisdictions where we do not have any issued patents and our patent claims or other intellectual property rights may not be effective or sufficient to prevent them from so competing.

Many companies have encountered significant problems in protecting and defending intellectual property rights in certain foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents and other intellectual property protection, which could make it difficult for us to stop the infringement of our patents or marketing of competing products in violation of our proprietary rights generally. As a result, proceedings to enforce our patent rights in certain foreign jurisdictions could result in substantial cost and divert our efforts and attention from other aspects of our business and could be unsuccessful.

Tax Consequences

IN VIEW OF THE COMPLEXITY OF THE TAX ASPECTS OF THE OFFERING, PARTICULARLY IN LIGHT OF CHANGES IN THE LAW AND POSSIBLE FUTURE CHANGES IN THE LAW AND THE FACT THAT CERTAIN OF THE TAX ASPECTS OF THE OFFERING WILL NOT BE THE SAME FOR ALL INVESTORS, PROSPECTIVE INVESTORS ARE STRONGLY ADVISED TO CONSULT THEIR TAX ADVISORS WITH SPECIFIC REFERENCE TO THEIR OWN TAX SITUATION PRIOR TO INVESTMENT IN THE COMPANY.

THE FOREGOING RISK FACTORS REFLECT MANY, BUT PERHAPS NOT ALL OF THE RISKS INCIDENT TO AN INVESTMENT IN THE COMPANY’S SHARES. EACH INVESTOR MUST MAKE HIS OWN INDEPENDENT EVALUATION OF THE RISKS OF THIS INVESTMENT.

DILUTION

As of April 6, 2023, an aggregate of 46,750,295 shares of our Common Stock is outstanding. In addition, there are 15,000,000 shares of Common Stock reserved for issuance pursuant to outstanding awards granted under our 2019 Equity Incentive Plan, with exercise prices ranging from $0.016 to $0.51 per share. The unused 1,999,482 shares were poured over into the 2021 Equity Incentive Plan, and there are 27,420,822 shares of Common Stock reserved for issuance under our 2021 Equity Incentive Plan, with 7,095,533 shares of Common Stock issuable pursuant to outstanding awards which will be issuable upon exercise of outstanding awards with exercise prices ranging from $0.71 to $1.91 per share. Future awards could be issued at per share prices above or below the Offering Price.

All Common Stock and share amounts provided therein reflect the 3-for-1 stock split authorized by the Board of Directors on April 6, 2021. In addition, all Common Stock and share amounts provided therein reflect the 2-for-1 stock split authorized by the Board of Directors on November 17, 2021. Historical financial statements have not been presented on a retroactive basis, however all other current disclosure of financial information reflects such retroactive adjustments.

If you purchase Shares in this Offering, your ownership interest in our Common Stock will be diluted immediately, to the extent of the difference between the price to the public charged for each share in this Offering and the net tangible book value per share of our Common Stock after this Offering.

Our net tangible book value as of December 31, 2022 was $21,516,780 or $0.46 per share based on 46,675,295 outstanding shares of Common Stock as of December 31, 2022. Net tangible book value per share equals the amount of our total tangible assets less total liabilities, divided by the total number of shares of our Common Stock outstanding, all as of the date specified.

If the Maximum Amount of $68,000,000 is raised in this Offering, after deducting approximately $3,450,000 in Offering expenses and assuming no other shares of the Company are sold, and the Offering is consummated on December 31, 2024, our post-Offering pro forma net tangible book value as of December 31, 2024, would be approximately $86,757,515 or $0.64 per share. This amount represents an immediate increase in pro forma net tangible book value of $1.63 per share to our existing stockholders as of December 31, 2024, and an immediate dilution in pro forma net tangible book value of approximately $4.36 per share to investors purchasing Shares in this Offering.

The following table illustrates the per share dilution to investors discussed above, assuming the sale of, respectively, 100%, 75%, 50% and 25% of the Shares offered for sale in this Offering (after deducting our estimated offering expenses of $3,450,000, $2,600,000, $1,750,000 and $900,000, respectively as of December 31, 2022:

Funding Level	$64,550,000	$48,400,000	$32,250,000	$16,100,000
Offering Price	$8.00	$8.00	$8.00	$8.00
Net tangible book value per Share at
December 31, 2022	$0.46	$0.46	$0.46	$0.46
Increase per Share attributable to existing investors in this
Offering	$1.11	$0.87	$0.60	$0.31
Proforma net tangible book value per
Share after Offering at
December 31, 2022	$1.57	$1.33	$1.06	$0.77
Dilution to investors purchasing Share in the Offering	$4.54	$4.78	$5.05	$5.34

PLAN OF DISTRIBUTION

The Shares are being offered by us on a “best-efforts” basis. There is no aggregate minimum to be raised in order for the Offering to become effective, and therefore the Offering will be conducted on a “rolling basis.” This means we are entitled to begin applying “dollar one” of the proceeds from the Offering towards our business strategy, including, without limitation, research and development expenses, offering expenses, working capital, general corporate purposes, repayment of debt (if any) and, prior to our use of the proceeds, other uses, including short-term, interest-bearing investments, as more specifically set forth in the “Use of Proceeds” starting on page 22.

Generally speaking, Rule 3a4-1 provides an exemption from the broker-dealer registration requirements of the Exchange Act for persons associated with an issuer that participate in an offering of the issuer’s securities. None of our officers or directors are subject to any statutory disqualification, as that term is defined in Section 3(a)(39) of the Exchange Act. The Company had previously entered into an agreement with one of our directors to assist in raising capital for the Company. The agreement has since been terminated and no directors or officers of the Company shall be compensated, whether in the form of commission or other remuneration, in connection with the Offering. At the end of the Offering, our officers or directors will continue to primarily perform substantial duties for the Company or on its behalf otherwise than in connection with transactions in securities. Our officers or directors will not participate in selling an offering of securities for any issuer more than once every 12 months other than in reliance on Exchange Act Rule 3a4-1(a)(4)(i) or (iii) except that for securities issued pursuant to rule 415 under the Securities Act, the 12 months shall begin with the last sale of any security included within one rule 415 registration.

Agreement with DealMaker Securities, LLC

DealMaker Securities, LLC (the “Broker”), a broker-dealer registered with the Commission and a member of FINRA, has been engaged to provide the administrative and compliance related functions in connection with this Offering, and as broker-dealer of record, but not for underwriting or placement agent services:

The aggregate fees payable to the Broker and its affiliates are described below.

Administrative and Compliance Related Functions

DealMaker Securities, LLC will provide administrative and compliance related functions in connection with this Offering, including:

•

Reviewing investor information, including identity verification, performing Anti-Money Laundering (“AML”) and other compliance background checks, and providing the Company with information on an investor in order for the Company to determine whether to accept such investor into the offering;

•	If necessary, discussions with us regarding additional information or clarification on a Company-invited investor;

•	Coordinating with third party agents and vendors in connection with performance of services;

•

Reviewing each investor’s subscription agreement to confirm such investor’s participation in the Offering and provide a recommendation to us whether or not to accept the subscription agreement for the investor’s participation;

•	Contacting and/or notifying us, if needed, to gather additional information or clarification on an investor;

•	Providing a dedicated account manager;

Providing ongoing advice to us on compliance of marketing material and other communications with the public, including with respect to applicable legal standards and requirements;

•	Reviewing and performing due diligence on the Company and the Company’s management and principals and consulting with the Company regarding same;

•	Consulting with the Company on best business practices regarding this raise in light of current market conditions and prior self-directed capital raises;

•	Providing white-labeled platform customization to capture investor acquisition through the Broker’s platform’s analytic and communication tools;

•	Consulting with the Company on question customization for investor questionnaire;

•	Consulting with the Company on selection of webhosting services;

•	Consulting with the Company on completing template for the Offering campaign page;

•	Advising us on compliance of marketing materials and other communications with the public with applicable legal standards and requirements;

•	Providing advice to the Company on preparation and completion of this Offering Circular;

•	Advising the Company on how to configure our website for the Offering working with prospective investors;

•

Providing extensive review, training and advice to the Company and Company personnel on how to configure and use the electronic platform for the offering powered by Novation Solutions Inc. O/A DealMaker (“DealMaker”), an affiliate of the Broker;

•	Assisting the Company in the preparation of state, Commission and FINRA filings related to the Offering; and

•	Working with Company personnel and counsel in providing information to the extent necessary.

Such services shall not include providing any investment advice or any investment recommendations to any investor.

For these services, we have agreed to pay Broker:

•	A one-time $15,000 advance against accountable expenses for the provision of compliance consulting services and pre-offering analysis;

•	A $12,000 monthly hosting, maintenance, marketing, and advisory fee, to a maximum of $144,000;

•	A cash commission equal to five percent (5%) of the amount raised in the Offering.

Technology Services

The Company has also engaged Novation Solutions Inc. O/A DealMaker (“DealMaker”), an affiliate of Broker, to create and maintain the online subscription processing platform for the Offering.

After the qualification by the Commission of the Offering Statement of which this Offering Circular is a part, this Offering will be conducted using the online subscription processing platform of DealMaker through our website at https://invest.liquidpiston.com, whereby investors will receive, review, execute and deliver subscription agreements electronically as well as make payment of the purchase price through a third party processor by ACH debit transfer or wire transfer or credit card to an account we designate. There is no escrow established for this Offering. We will hold closings upon the receipt of investors’ subscriptions and our acceptance of such subscriptions.

For these services, we have agreed to pay DealMaker:

•	A one-time $5,000 advance against accountable expenses for the provision of compliance consulting services and pre-offering analysis

Marketing and Advisory Services

The Company has also engaged DealMaker Reach, LLC (“Reach”), an affiliate of Broker, for certain marketing advisory and consulting services. Reach will consult and advise on the design and messaging on creative assets, website design and implementation, paid media and email campaigns, advise on optimizing the Company’s campaign page to track investor progress, and advise on strategic planning, implementation, and execution of Company’s capital raise marketing budget.

For these services, we have agreed to pay Reach:

•	A one-time $15,000 advance against accountable expenses for the provision of marketing consulting services with respect to the self- directed online roadshow.

The Administrative and Compliance fees, the Technology Services Fees, and the Marketing and Advisory Services Fees described above will, in aggregate, not exceed the following maximums set forth below:

Total Investment Proceeds	Maximum Compensation
$17,000,000	7%
$34,000,000	6%
$51,000,000	5.5%
$68,000,000	5.5%

Transaction Fee

Investors will be required to pay a Transaction Fee to the Company at the time of the subscription to help offset transaction costs equal to 1.5% of the subscription price per Share (the “Transaction Fee”). A portion of the Transaction Fee is paid to DealMaker, an affiliate of the Broker, in the form of payment processing expenses, which are expected to be approximately three percent (3%) of the proceeds of the Transaction Fee. These expenses are included in the maximum compensation set forth in the table above.

No Selling Securityholders

No securities are being sold for the account of securityholders. All net proceeds of this Offering will go to the Company.

Offering Period and Expiration Date

This Offering will start on or after the date on which the Offering Statement is qualified by the SEC, and will terminate at our discretion or, on the Termination Date.

Procedures for Subscribing

After the Offering Statement has been qualified by the Commission, the Company will accept tenders of funds to purchase the Shares. The Company may close on investments on a “rolling” basis (so not all investors will receive their shares on the same date). Investors may subscribe by tendering funds via wire, credit or debit card, or ACH only, and checks will not be accepted. Investors will subscribe via the Company’s website and investor funds will be processed via DealMaker’s integrated payment solutions. Funds will be held in the Company’s payment processor account until the Broker has reviewed the proposed subscription, and the Company has accepted the subscription. Funds released to the Company’s bank account will be net funds (investment less payment for processing fees and a holdback equivalent to 5% for 90 days).

The Company will be responsible for payment processing fees. Upon each closing, funds tendered by investors will be made available to the Company for its use.

In order to invest, you will be required to subscribe to the Offering via the Company’s website integrating DealMaker’s technology and agree to the terms of the offering, Subscription Agreement, and any other relevant exhibits attached thereto.

Investors will be required to complete a subscription agreement in order to invest. The subscription agreement includes a representation by the investor to the effect that, if the investor is not an “accredited investor” as defined under securities law, the investor is investing an amount that does not exceed the greater of 10% of his or her annual income or 10% of their net worth (excluding the investor’s principal residence).

Any potential investor will have ample time to review the subscription agreement, along with their counsel, prior to making any final investment decision. Broker will review all subscription agreements completed by the investors. After Broker has completed its review of a subscription agreement for an investment in the Company, and the Company has elected to accept the investor into the offering, the funds may be released to the Company.

The Company maintains the right to accept or reject subscriptions in whole or in part, for any reason or for no reason, including, but not limited to, in the event that an investor fails to provide all necessary information, even after further requests from the Company, in the event an investor fails to provide requested follow up information to complete background checks or fails background checks, and in the event the Company receives oversubscriptions in excess of the Maximum Amount.

The Subscription Agreement is to be construed in accordance with and governed by the laws of Puerto Rico. The Subscription Agreement provides further that the parties to the Subscription Agreement will submit to the jurisdiction of the federal and state courts located within the geographical boundaries of Puerto Rico for any suit, action or other proceeding arising out of or based upon the Subscription Agreement. There is uncertainty as to whether a court would enforce such provision with respect to all claims arising out of the Subscription Agreement, including claims brought under the Securities Act or the Exchange Act.

Investors cannot waive compliance with federal securities laws and the rules and regulations thereunder. Notwithstanding any interpretation of the provisions in the Subscription Agreement to the contrary, pursuant to Section 22 of the Securities Act, investors’ claims asserted under the Securities Act and the rules and regulations thereunder are subject to concurrent state and federal court jurisdiction. Additionally, pursuant to Section 27 of the Exchange Act, and the recent Supreme Court precedent thereunder in Merrill Lynch, Pierce, Fenner & Smith Inc. v. Manning (2016), the federal courts will have exclusive jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.

In the interest of allowing interested investors as much time as possible to complete the paperwork associated with a subscription, the Company has not set a maximum period of time to decide whether to accept or reject a subscription. If a subscription is rejected, funds will not be accepted by wire transfer or ACH, and payments made by debit card or credit card will be returned to subscribers within 30 days of such rejection without deduction or interest.

DealMaker Securities LLC (the “Broker”) has not investigated the desirability or advisability of investment in the Shares, nor approved, endorsed or passed upon the merits of purchasing the Shares. Broker is not participating as an underwriter and under no circumstance will it recommend the Company’s securities or provide investment advice to any prospective investor or make any securities recommendations to investors. Broker is not distributing any offering circulars or making any oral representations concerning this Offering Circular or this Offering. Based upon Broker’s anticipated limited role in this Offering, it has not and will not conduct extensive due diligence of this Offering and no investor should rely on the involvement of Broker in this offering as any basis for a belief that it has done extensive due diligence. Broker does not expressly or impliedly affirm the completeness or accuracy of the Offering Statement and/or Offering Circular presented to investors by the Company. All inquiries regarding this Offering should be made directly to the Company.

USE OF PROCEEDS

If the Maximum Amount is sold in the Offering pursuant to this Offering Circular, our net proceeds (after our estimated offering expenses, broker-dealer fees and commissions of approximately $3,450,000, and not including Transaction Fee proceeds) are expected to be approximately $64,550,000. The estimate of the budget for Offering costs is an estimate only and the actual Offering costs may differ. The following table represents management’s best estimate of the uses of the net proceeds received from the sale of the Shares assuming the sale of, respectively, 100%, 75%, 50% and 25% of Shares offered for sale in this Offering.

		Percentage of Offering Sold
	100%	75%	50%	25%
Demonstration Plant and Commercial
Deployment	$22,000,000	16,000,000	9,500,000	4,000,000
LiTAS™ Technology
Manufacturing	10,000,000	10,000,000	5,000,000	5,000,000
SoLiS™ Battery Technology	10,000,000	6,000,000	4,500,000	2,000,000
Laboratory & Production Facility	5,000,000	3,000,000	2,000,000	2,000,000
Research and Development	7,000,000	5,000,000	5,000,000	1,500,000
General and Administration	10,550,000	8,400,000	6,250,000	3,100,000
Total	$64,550,000	$48,400,000	$32,250,000	$16,100,000

EnergyX is a pre-revenue company that began development efforts in December 2018. As set forth above, we expect to utilize the majority of capital raised in connection with this Offering for the deployment of the Company’s demonstration plant and production of its proprietary lithium-selective extraction technologies. Our plan of operations for the next few years includes deploying pilot plants (small-scale demonstration plant) in South America and the US in 2023 and 2024, transitioning the pilot plants into demonstration plants and then commercial plants in 2025 and 2026, and installing larger commercial facilities thereafter. We have successfully built three pilot plants, one of which was deployed and fully operational in Salar de Uyuni in Bolivia in 2022 at a lithium reserve site managed and operated by Yacimientos de Litio Bolivianos. Based on the success of our first pilot facility, we will seek to install larger scale demonstration plants on site, or at regional test bed locations, to provide our customers testing results that are comparable to those achieved at full scale commercial facilities. We believe that by installing demonstration plants and obtaining results therefrom, the Company and its potential customers can avoid risks associated with scaling up and transitioning to full commercial operations.

We further believe that the successful deployment of commercial scale operations with one or more major lithium mining company in South America or the United States will provide market acceptance of our technology that will allow us additional customer and market penetration.

The amounts set forth above are our current estimates for such development, and we cannot be certain that actual costs will not vary from these estimates. This expected use of the net proceeds from this Offering represents our intentions based upon our current financial condition, results of operations, business plans and conditions. Our management has significant flexibility and broad discretion in applying the net proceeds received in this Offering, including the repayment of any indebtedness. We cannot assure that our assumptions, expected costs and expenses, and estimates will prove to be accurate or that unforeseen events, problems or delays will not occur that would require us to seek additional debt and/or equity funding, which may not be available on favorable terms, or at all. See “Risk Factors” starting on page 5.

The Company intends to use a portion of the proceeds raised in this Offering to fund the compensation payable to its executive officers and directors as described under “Compensation of Directors and Executive Officers” on page 42.

Although our business does not presently generate any cash, we believe that if we raise the Maximum Amount in this Offering, that we will have sufficient capital to finance our operations at least through the end of 2024. However, if we do not sell the Maximum Amount or if our operating and development costs are higher than expected, we will need to obtain additional financing prior to that time. Further, we expect that during and/or after such period, we may be required to raise additional funds to finance our operations until such time that we can conduct profitable revenue-generating activities.

Pending our use of the net proceeds from this Offering, we may choose to invest the net proceeds in a variety of capital preservation investments, including, without limitation, short-term, investment grade, interest bearing instruments and United States government securities. We may also use a portion of the net proceeds for the investment in strategic partnerships and possibly the acquisition of complementary businesses, products, and/or technologies, although we have no present commitments or agreements for any specific acquisitions or investments.

DESCRIPTION OF BUSINESS

Overview

The following business description is made as of the time of this Offering Circular and may change course as the Company evolves. EnergyX is a renewable energy technology company focused on developing technologies in energy storage and the critical materials, such as lithium, that are needed for battery production. We hope to fundamentally change the way humanity is powering our world and storing and using clean energy with breakthrough direct lithium extraction technologies and more effective energy storage solutions.

We are developing technologies that allow for more efficient production of lithium, which is one of the main materials in rechargeable batteries used in electric vehicles, as well as the creation of next generation lithium-based batteries that are cheaper, longer-lasting, and more energy efficient than current formulations. Our objectives are to make lithium production more efficient, cost effective, and environmentally friendlier than existing conventional methods of production. We are also conducting research focusing specifically on solid-state and quasi solid-state battery architectures with safer liquid electrolytes and non-liquid electrolytes as well as pure metallic lithium electrodes. The Company’s goal is to become the premier, low-cost lithium technology provider for the growing lithium battery, lithium supply chain, and electric vehicle industries.

Our lithium extraction technology, labeled LiTAS™ (Lithium-Ion Transport and Separation), is form of Direct Lithium Extraction (“DLE”) which allows operators to process lithium enriched brines found in salt flats across the world for the purpose of harvesting lithium. Approximately 50-60% of the world’s lithium production today is sourced from brine resources coming from South America according to Benchmark Mineral Intelligence, a leading market data firm in the battery materials industry. The northern portion of Chile, the northern portion of Argentina and the southern part of Bolivia is known as the “Lithium Triangle” as it is projected to hold over 50% of the world’s lithium deposits known to exist today. The remaining production of lithium comes from hard rock and clay mining that is mainly completed in Australia, portions of China and other various locations around the world.

Our next generation battery program, labeled SoLiS™ (Solid Lithium Separator), refers to the development and production of lithium metal based, next generation, solid state and quasi solid-state batteries using elements of our LiTAS™ technology. Lithium transport through our separation technology translates to extraordinary levels of extraction and our separation technology portfolio has possible application as a solid-state separator inside the battery. Solid state batteries are a transformational extension and optimization of lithium-ion batteries. The fundamental reason solid state is ideal is because it maximizes the energy density of the battery, while lowering the weight, and making it safer.

We believe our technology may have additional applications within the energy storage and extractions or process of critical minerals being used for battery production. We continue to explore and research other applications as they become aware to us and may change the focus or direction of the LiTAS™ or SoLiS™ programs as new information and data become available.

Lithium Production

The current lithium production originates in two main forms, ‘brine’ or ‘hard-rock’. Both forms occur naturally in the earth, but the methods of extraction for each differ and each have an impact on the environment.

Hard rock mining has been around since the bronze age and miners over time have optimized their hard rock operations, but generally it involves digging a huge open pit hole with lots of heavy machinery that tears up the surrounding ecosystem. Once a deposit has been identified, hard rock is a lot faster and extracts large quantities of lithium, but it is very intensive and expensive operation similar to typical ore mining. Lithium found in ‘hard- rock’ are part of minerals hosted in Pegmatites. Pegmatites are intruding rock units which form when mineral rich magma intrudes from magma chambers into the crust. As the last of the magma cools, water and other minerals become concentrated, the metal-enriched fluids catalyze rapid growth of the large crystals that distinguish pegmatites from other rocks. Pegmatites form thick seams called dikes that intrude into other rocks and can measure anywhere from a few centimeters to hundreds of meters. Within Pegmatites is a lithium-bearing mineral known as Spodumene, which occurs as prismatic crystals that range in color to be either white, yellowish, purplish, yellowish-green or emerald green. Lithium from pegmatites can be used to create lithium carbonate or lithium hydroxide. Australia is the leading producer of spodumene and therefore the industry leader in this respect. China also produces and processes spodumene for the ultimate processing or lithium carbonate or lithium hydroxide.

Lithium brine deposits are accumulations of saline groundwater that are enriched with dissolved lithium salts and other salts. Although abundant in nature, only select arid regions in the world contain brine with enough concentrated accumulation of lithium that can be extracted at a profit. Mining operators have built extensive settling ponds that use natural evaporation (through the sun and winds) to separate water and other salts from the lithium. The operations begin by pumping the underground brine (essentially another name for salt water) to the surface to be evaporated in a sequence of ponds, with each successive pond achieving a higher purity of lithium concentrate. Eventually, the salt concentration is decreased to a point such that the crystal salt can be processed in a chemical plant and the remaining lithium carbonate extracted. Lithium collected through an evaporation process can be time- consuming and yields lower amounts of lithium depending on the starting concentration of lithium in the solution. In general, these evaporative ponds are able to concentrate and collect between approximately 20% to 40% of the lithium that originated in the initial feed brine. Chile and Argentina currently produce the majority of such brine-deposit lithium. Bolivia holds an abundance of brine rich lithium as well, though the country has not been able to successfully start any commercial lithium production operations to date. These brine solutions are also host to other resources such as potash, iodine as well as numerous other minerals that have other uses or must be disposed of.

LiTAS™ Technology

Through a combination of rights under patents, and work with our partners and by our employees we have developed a fundamental step-change to the extraction of lithium from brine and the evaporative ponds to a means of mechanical, controlled separation, extraction, and refinery technology. Using LiTAS™, which is a mechanical separation process, we are able to achieve significantly lower cost for the advancement of high purity, battery grade, lithium materials. LiTAS™ has the ability to efficiently extract and concentrate the lithium ions from the salt brines using proprietary, multi-level, synthetic ion separation techniques. This mechanical separation process is planned to drastically increase output, as well as reduce the operating expense and capital expenditure from the current evaporative pond mining method, making lithium more accessible to the exponentially growing battery and electric vehicle markets.

The core technology is protected in key worldwide jurisdictions through patents. As an energy technology company at our core, a major part of our strategy is to build upon this patent portfolio by filing many more of our own patent applications, as well as continue to work closely with world-leading scientists and researchers developing further ground-breaking intellectual property. Our research and development team have completed work leading to a number of additional patent application filings and currently we are adding to an already controlled patent and patent application portfolio in various stages of filing status.

Customer Brine Testing

We have developed strong business relationships with a number of the largest lithium producers operating brine related evaporative pond infrastructure and chemical plant processing operations in South and North America. These relationships have been built based on the potential overall impact of our technology to their lithium extraction evaporative pond operations and the additional revenue and net profits, as well as increased market valuation our technology may provide to them. These customers interested in our LiTAS™ technology have been providing us sample brines from various stages throughout their evaporative ponds for testing. Our laboratory facility in Austin, TX contains sample brines from essentially all of the top lithium mining organization in the world and we have been testing these brines using our LiTAS™ technology to analyze efficiency and increased lithium recovery rates. To date, the results have been incredibly positive and promising.

The brine solutions from each of the different South American and US ground water reservoirs has individual characteristics and chemistries as well as different starting concentrations of lithium and impurity profiles. Our team of scientists have analyzed the specific characteristics of each sample received from customers. Due in large part to our extensive knowledge of the different brine characteristics as well as the lithium extraction chemistry and process, we have been able to tailor our LiTAS™ extraction process to each brine in order to optimize lithium recovery and selectivity and removal of other critical salt impurities. This tailored approach allows us to maximize the concentration and ultimate recovery of lithium from the source brine. Our testing results have shown large increases in lithium recovery rates compared to the existing conventional evaporative pond methods.

In addition to the different types of brine discussed in the preceding paragraph, we have also performed testing at a variety of scales, ranging from bench size (smallest) to our in-lab and in-field pilot plant. The pilot plant in our labs is the same system that is currently deployed and commissioned in Bolivia. By testing our LiTAS™ technology at various scales, we were able to uncover and resolve certain issues that only persist at specific sizes that otherwise might have been missed.

Pilot Plant Deployment

Over the course of the past 12 months we have changed course to develop various sizes of pilot or demonstration plants and either send them to customers sites, or locate them at regional test beds. We have constructed or are in the process of developing pilot and demonstration scaled plants with our partners. Aspects of these pilot units can be installed in 40-foot shipping containers, each a stand-alone independent, operational pilot unit that can be shipped to customer mining operations. The pilot plant containers include a control room and testing area for our operational team to prepare analysis of the brine testing in the field in cooperation with our customers. Our first pilot plant was deployed and operational in Salar de Uyuni in Bolivia, at a lithium reserve currently managed and operated by Yacimientos de Litio Bolivianos (YLB).

We believe the installation and operation of the pilot plant in Bolivia was a major milestone for EnergyX and a validation of the testing work we have completed in the laboratory to date, as well as the culmination of years of research completed at our partner universities and institutions across the globe.

After the successful completion of the pilot testing protocols, which essentially equates to over 90% recovery of lithium gauged through modelling and process design engineering, we will move to a demonstration size facility that may come close to replicating the commercial size scale-up of our operations prior to executing commercial contracts with customers. We aim to have a demonstration size facility in operation in South America during the latter half of 2023 or early 2024, depending on pilot testing results and LiTAS™ technology roadmap. The timeline of pilot and demonstration deployment may be delayed for a number of reasons including our operations of building systems and arrangements with partners to deploy such systems.

Commercial Scale Up / Fabrication

We are in the process of working with multiple engineering and design vendors in preparation for the eventual construction and deployment of our commercial facilities in South America, the United States, and globally. Our aim is to tentatively complete the engineering and final design work, while understanding that as our LiTAS™ technology evolves, certain changes may be forthcoming. Our design will be developed as a pre-fabricated, modular configuration for two specific reasons: (1) to enable construction of each commercial unit at a low cost in a domestic facility under an optimized assembly line and (2) to allow easy deployment in the field where complete units can be connected together with minimal in field labor as well as the ability to scale up capacity by adding incremental modular units to the configuration. This methodology was specifically designed to reduce capital costs of our processing equipment, reduce scale up schedule delays, and avoid stick build construction in remote locations.

We believe the modular design configuration will lower the overall economic cost while also minimizing the time required to achieve full commercial operations. Modular units can be fabricated in advance as they will be constructed in a manufacturing facility, most likely in the United States, rather than on site in South America.

Solid State Battery Program

We are completing extensive research and development on solid state and quasi solid-state battery architectures including a non-liquid electrolyte using our proprietary technology as an ion transfer between the electrodes. We have made thousands of full coin cells and hundreds of pouch cells in our laboratory and have purchased and recently commissioned equipment for scale up. We have a number of research criteria to follow as we progress on the development of our battery program.

The main battery initiatives we are working on include solid-state and quasi solid-state lithium-based battery technology program called SoLiS™ (Solid Lithium Separator) using elements of our core LiTAS™ nanotechnology. Lithium transport through EnergyX proprietary separators translate to safer function and higher energy density inside the battery. Solid state batteries are a transformational extension and optimization of lithium-ion batteries. The fundamental reason a solid-state battery is ideal is because it maximizes the energy density of the battery, while lowering the weight, and making it safer. The battery team at EnergyX has made substantial progress meeting our goals on the Technology Readiness Scale. While the SoLiS™ initiative is approximately 10% of the budget, resources, and work force at EnergyX, we have developed multi-layer pouch cells in our quasi solid-state battery formats that have cycled more than 600 times. Large scale battery manufacturers have given us certain target performance metrics that include 800 cycles, a goal we feel is well within reach.

A few of the shortcomings of lithium-ion batteries are they only hold a moderate charge, about 350 miles of range in an EV or 1 day in a cell phone, they are relatively expensive to produce, and—under the wrong conditions—have flammability or safety issues. EnergyX SoLiS™ batteries aim to be more stable and have now surpassed over 600 cycles in a multilayer pouch cell format. We expect our batteries will power the electric vehicles of the future, secure grid storage, and potentially consumer electronics if we are able to reach scale.

Led by recent Forbes 30 under 30 awardee, Dr. Nicholas Grundish, the Company’s Vice President of Battery Technology, and several additional graduates of the Dr. Goodenough laboratory, the EnergyX battery team intends to establish a pilot program to scale the technology to approximately 20 Ampere hour (Ah) cells up from the 1 Ah current cells.

Technology as a Service (TaaS) Licensing Model

We are an energy technology company at our core, and as such part of our business model includes the plans to license our innovative LiTAS™ and SoLiS™ technologies to customers in exchange for a fee. The LiTAS™ commercial facilities will be built under our design specifications and management control, but will be either purchased from us, or leased from a third party, but will most likely not be carried on our balance sheet. The majority of the commercial facility processing equipment is off the shelf gear, designed to work in a certain manner within our LiTAS™ separation technology and processes.

We plan on entering into servicing agreements with our customers who elect to use our LiTAS™ technology. Our service fees will likely be based on some combination of the amount of brine processed through the LiTAS™ facility and the ultimate lithium carbonate, lithium hydroxide, and/or lithium materials (LCE) produced. Our service fee may be fixed or variable based on the ultimate customer requirements and our financial considerations. We believe this service fee is projected to range, but will be on a per metric ton of LCE produced basis, and subject to variance depending on the price of lithium in the market.

Intellectual Property

Our intellectual property portfolio is comprised of a combination of patents, trade secrets, and trademark rights. We have multiple patent applications filed in the United States and other select countries, including a number of utility patent application families related to compositions of matter, processes and methods, and articles of manufacture, each relating to the fabrication or use of our direct lithium extraction technology as well as solid state battery technology. Our intellectual property plan is focused on seeking patent protection for our LiTAS™ separation technology and processing approach, as well as our SoLiS™ battery program. Below is a list of the published patents in our portfolio as of the date of this filing:

ID	title	Jurisdiction	Ownership	Status	priority date	Anticipated Expiration Date
WO-2023091981-A1	Systems and methods for direct lithium extraction	Worldwide	EX Owned	Pending	2021-11-18	11/18/2041
WO-2023081688-A1	Monovalent anion selective membrane enabled by high concentration brine	Worldwide	EX Owned	Pending	2021-11-02	11/2/2041
WO-2023070099-A1	Monovalent selective anion exchange membrane for application in lithium extraction from natural sources	Worldwide	EX Owned	Pending	2021-10-21	10/21/2041
WO-2022177999-A1	Polymeric materials and methods for selective ion separation or transport	Worldwide	EX Co - Owned with UT Austin (Board of Regents)	Pending	2021-02-16	2/16/2041
WO-2022173963-A1	Lithiated metal organic frameworks with a bound solvent for secondary battery applications	Worldwide	EX Co - Owned with UT Austin (Board of Regents)	Pending	2021-02-10	2/10/2041
WO-2022173852-A1	Systems and methods for direct lithium hydroxide production	Worldwide	EX Owned	Pending	2021-02-09	2/9/2041
US-2022136081-A1	Systems and Methods for Recovering Lithium from Brines Field	US	EX Owned	Pending	2020-05-12	5/12/2040
CL-2021002989-A1	Systems and methods to recover lithium from brines	Chile	EX Owned	Pending	2020-05-12	5/12/2040
IL-287465-A	Systems and methods for recovering lithium from brines	Israel	EX Owned	Pending	2020-05-12	5/12/2040
CN113924375B	System and method for recovering lithium from brine	China	EX Owned	Issued	2020-05-12	5/12/2041
CA3136247C	Systems and methods for recovering lithium from brines	Canada	EX Owned	Issued	2020-05-12	5/12/2041
AU2021254665B2	Systems and methods for recovering lithium from brines field	Australia	EX Owned	Issued	2020-05-12	5/12/2041
EP2,291,384B1	Metal organic framework compounds	Europe	Licensed from University of Oslo	Issued	4/29/2009	4/29/2029
US9,114,348B2	Metal organic framework compounds	US	Licensed from University of Oslo	Issued	4/29/2009	4/29/2029

We have also filed federal trademark registration applications in the U.S. for the ENERGYX word mark and logo and the LiTAS word mark covering use with our goods and services which are pending examination.

In January 2023, the Company entered into a one year Patent Licensing Agreement with the University of Texas at Austin (“UT”) for UT’s rights in intellectual property jointly owned with the Company. As part of the Patent Licensing Agreement, the Company agreed to issue UT 12,500 shares of common stock, and agreed to pay UT a 3% royalty of Net Product Sales and 2% of Net Lease Sales. The Company is obligated under the Patent Licensing Agreement to maintain patent prosecution for the intellectual property, which pertains to battery framework technology and selective ion separation or transport methodology. The Company may sublicense the patent rights so long as the sublicense agreement does not exceed the scope granted to the Company, the Company provides UT with a copy of any sublicense agreement, and the Company will remain responsible to UT for all duties and obligations contained in the Patent Licensing Agreement.

We believe it is important to our success that we:

•	Obtain and maintain patents and other legal protections covering our proprietary art, materials, technology, inventions, applications of such, and improvements we consider important to our business;

•	Prosecute our patent and trademark applications and enforce our intellectual property rights;

•	Preserve the confidentiality of our trade secrets; and

•	Operate without infringing the patents, trademarks or proprietary rights of third parties.

Competition

The direct lithium extraction and solid-state battery industries are subject to rapid and intense technological change. We face, and will continue to face, competition in the development and marketing of our LiTAS™ technology from other DLE technology development companies. Such companies that are developing mechanical separation processes include Standard Lithium, Koch Industries, Summit Nanotech, Lilac Solutions, Novalith, Adionics, Energy Source Minerals, and others. Companies that are developing solid-state or quasi solid-state batteries include Toyota, Quantumscape, Solid Energy Systems, Solidpower, Factorial, and others. We may not be able to compete successfully against present or future competitors. We do not have the resources to compete with larger providers of similar services at this time. The direct lithium extraction and solid-state battery industries have attracted various high-profile and well-established operators, some of which have substantially greater liquidity and financial resources than we do. Competition from existing and future competitors could result in our inability to secure acquisitions and partnerships that we may need to expand our business in the future. However, to our knowledge, there are no companies that are attempting to develop both of these technologies similar to EnergyX. New technologies may be developed from research institutions, government agencies, and academic institutions that we may not have any licensed service agreements with at this time. Competition may also arise from, among other things:

•	Other new or existing mining organizations including ‘hard-rock’ miners and brine developers;

•	Other technologies and/or techniques that replace or are superior to our LiTAS™ technologies; and

•	New nanotechnologies that currently do not exist or are not known today. Developments by others may render our technologies obsolete or noncompetitive.

Employees

As the date of this Offering Circular, we have approximately forty-two (42) full-time employees and approximately seven (7) part-time employees and/or contractors.

Legal Proceedings

We are not currently a party to any legal proceedings, the adverse outcome of which, individually or in the aggregate, we believe will have a material adverse effect on our business, financial condition or operating results.

DESCRIPTION OF PROPERTY

The Company does not own any real estate. The Company currently leases office and laboratory space at 1624 Headway Circle Suite 100, Austin, Texas, and warehouse space at 2120 W Braker Suite F, Austin, Texas. We are currently in the process of negotiating a lease for a much larger office, warehouse and laboratory facility, due to the rapid growth of the Company’s workforce and equipment base. In 2022 we executed a lease for a larger facility and we expect to enter into the new facility by the end of 2023.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of our operations, together with our financial statements and the notes thereto appearing elsewhere in this Offering Circular. This discussion contains forward-looking statements reflecting our current expectations, whose actual outcomes involve risks and uncertainties. Actual results and the timing of events may differ materially from those stated in or implied by these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” starting on page 5, “Cautionary Statement Regarding Forward-Looking Statements” starting on page 5, and elsewhere in this Offering Circular. Please see the notes to our Financial Statements for information about our Significant Accounting Policies.

Operating Results

Results of Operations for the Years Ended 2022 and 2021.

Revenues

The Company is a pre-revenue, development stage, energy technology company focused on energy storage and extraction of critical minerals used in battery manufacturing. We have no commercial operations at this point and have not generated any revenues from licensing our technology or selling any products. The only revenues we have generated to date are from small scale testing.

Salaries and Consulting

During 2021, management started to hire full time employees to execute the business plan, accelerate market development, assist our management team to develop and advance its technology development. The increase in salaries and consulting fees from $2,263,103 for the twelve months ended December 31, 2021 to $5,382,871 for the twelve months ended December 31, 2022 is reflective of our continued efforts during 2022 to grow our business, advance the technology and establish pilot plants for deployment in the field. Although consultants are able to complete discrete work products and may ultimately be lower cost when compared to full-time employees, the rapid development of our technology and growth of interest from potential customers made it necessary to hire full time employees beginning in 2021 and continuing in 2022.

Professional Services

The Company has hired a number of professional service organizations to assist and support its business operations. The Company spent $301,339 during the twelve months ended December 31, 2021 and $1,131,242 during the twelve months ended December 31, 2022 on professional services fees, which is indicative of our rapid growth and our efforts to maintain and/or manage efficient research, development, customer relations, governance, etc.

Research and Development Expenses

Research and development (R&D) expenses consist primarily of expenses related to technological development and advancement in respect of our LiTAS™ and SoLiS™ technologies. Specifically, these costs include, among others, laboratory costs, rent and equipment usage, specialty chemical purchases used in development work and other various research items supporting LiTAS™ and SoLiS™ testing and deployment efforts.

As the Company started scaling to capital expenditures for pilot and demonstration plants, our research and development expenses were lowered to $324,568 for the twelve months ended December 31, 2022 from $416,505 for the twelve months ended December 31, 2021.

Interest Expense

Interest expense increased from $99,897 for the twelve months ended December 31, 2021 to $226,285 for the twelve months ended December 31, 2022 due an increase of promissory notes issued in late 2021 and early 2022.

Other Expenses

Other expenses consist primarily of general and administrative costs, insurance costs, travel costs and other office and office related activities. Other expenses were negligible during the years ended 2022 and 2021.

Net Loss

Our net loss was $(10,547,755) for the twelve months ended December 31, 2022, compared to $(5,305,959) for the twelve months ended December 31, 2021. This increase in net loss is reflective of the rapid growth of our Company and accompanying investment by management, including increased employee count, technology development, construction and deployment of pilot plants and other related costs and expenses.

Liquidity and Capital Resources

Since our inception in 2018, we have devoted most of our cash resources to employees, consultants, professional services and research and development activities to develop and grow our business. We have financed our operations to date primarily with the use of proceeds from the Founders’ capital, a Series A Preferred Stock offering, a Series B Preferred Stock offering, Regulation CF offerings, a Regulation A+ offering, and convertible promissory notes.

To date, we have not generated any revenue from technology service fees or product sales, and we do not anticipate generating any revenue from the sale of products for the foreseeable future. We have incurred losses and generated negative cash flows from operations since inception. During the period from December 2018 (inception) through December 31, 2022, we have incurred cumulative net losses of approximately $18.4 million. Our future expenditures and capital requirements will depend on numerous factors, including, among others, the progress of our research and development efforts, deployment of pilot plants with key customers, and our ability to scale up to commercial operations.

Through the date of this Offering Statement, we have raised capital by exempt offerings of common stock, preferred stock and convertible notes of approximately $40 million, net of offering costs and commissions.

From February 2021 to September 2021, the Company offered its securities through a registered funding portal Netcapital in a side-by-side offering of Common Stock, under registration exemptions Section 4(a)(6) and Regulation D, Rule 506(c), raising an aggregate $4,465,844.

On April 1, 2021, the Company completed a Regulation D, Rule 506(b) exempt equity financing issuing 3,407,142 shares of Preferred Series A stock for total proceeds of $5,565,000 before fees and commissions.

In September 2022, the Company completed a Regulation A+ equity financing issuing 1,126,837 shares of Common Stock for total proceeds of $6,896,192 before fees and commissions.

In December 2022, the Company completed the first closing of its Series B Preferred Stock offering with GM Ventures, LLC and Eni Next issuing 3,750,000 shares of Preferred Series B Stock for total proceeds of $15,000,000 before fees and commissions, as well as converting approximately $4,800,000 of convertible notes to Series B Preferred Stock at a 15% discount.

These funds have provided us the ability to complete pilot plants that we have deployed to our customers in South America as well as advance our work on the demonstration and commercial facilities that are scheduled to be designed and completed in 2024. We continuously monitor our use of funds relative to executing on our business strategy with a focus on spending capital that will further our ability to recognize revenue in the future. We balance our use of funds based on our ability to raise additional capital resources through various exempt offering as well as this Offering Statement.

We believe that we currently have sufficient capital to finance our operations at least through the end of 2023. However, if our operating and development costs are higher than expected, we will need to obtain additional financing prior to that time. Further, we expect that, after such period, we will be required to raise additional capital to fund our operations and to further advance the commercialization of LiTAS™ in South America and the US. There is no assurance that such financing will be available when needed, or that ultimately, we will achieve profitable operations and positive cash flow.

Credit Facilities

In 2021 and 2022, the Company issued approximately $4.8 million in convertible promissory notes to support its business operations, which were all converted to Series B Preferred Stock. The Company has not entered into any active credit facility with a bank or financial institution at this time.

On April 9, 2022, the Company entered into a Share Purchase Agreement (the “Share Purchase Agreement”) with GEM Global Yield LLC SCS and GEM Yield Bahamas Ltd (collectively, “GEM”). Pursuant to the Share Purchase Agreement, upon a public offering (whether by an initial public offering, a reverse merger, acquisition/merger by/with a special purpose acquisition company or other similar go-public event), the Company is granted the option of selling shares of its Common Stock to GEM at a slight discount to the then-current publicly traded price in exchange for cash, up to an aggregate purchase price of $450.0 million. The Share Purchase Agreement contains several constraints, such as a limitation on the amount of shares that the Company can sell to GEM in a sale transaction and certain controls relating to the time period between each sale of shares to GEM. In addition to and concurrently with the Share Purchase Agreement, the Company has also agreed to grant a warrant to GEM, granting GEM the right to purchase 1.5% of all outstanding shares of Common Stock of the Company (excluding options and grant awards) upon a public offering at the public offering price per share.

Capital Expenditures

In May 2021, the Company leased a laboratory facility in Austin, TX, as part of its plan to build its pilot plants. As part of occupying our laboratory facility, we started purchasing a number of technical equipment and testing instruments to continue research and development as well as begin production efforts along with pilot testing. The Company expects that it will continue acquiring capital equipment to expand its operations and development plans.

Contractual Obligations, Commitments and Contingencies

In January 2023, the Company entered into a one year Patent Licensing Agreement with the University of Texas at Austin (“UT”) for UT’s rights in intellectual property jointly owned with the Company. As part of the Patent Licensing Agreement, the Company agreed to issue UT 12,500 shares of common stock, and agreed to pay UT a 3% royalty of Net Product Sales and 2% of Net Lease Sales. The Company is obligated under the Patent Licensing Agreement to maintain patent prosecution for the intellectual property, which pertains to battery framework technology and selective ion separation or transport methodology.

In June 2021, the Company entered into a six-month non-cancelable building lease for our science headquarters in Austin, TX. Under the lease, the Company pays a base rent of approximately $19,500 per month through May 2022. The Company extended the lease through December 2022. We found a larger commercial space to expand our laboratory facility, build a manufacturing line, and have appropriate space for our management team and employees, and signed a 7-year lease in 2022 with a 7-year option. During February 2023, the Company extended and expanded its lease at 1624 Headway Circle, Suite 100, Austin, TX 78754 for an additional 3 years. In July 2021, the Company entered into a lease agreement for a warehouse in Austin, TX. The lease commenced on August 1, 2021 and continues for 37 months. The total future minimum lease payments over the lease term are $111,747.

Off-Balance Sheet Arrangements

We did not have any off-balance sheet arrangements during the periods presented, and do not have any currently.

Plan of Operations

As noted above, our current plan of operations requires us to raise significant additional capital. If we are successful in raising the maximum amount of $68,000,000 through the sale of Shares offered for sale in this Offering Circular, we believe that the Company will have sufficient cash resources to fund its plan of operations at least through the end of 2024. If we are unable to do so, we may have to delay and possibly cease some operations.

We continually evaluate our plan of operations to determine the manner in which we can most effectively utilize our limited cash resources. The timing of completion of any aspect of our plan of operations is highly dependent upon the availability of cash to implement aspects of the plan and other factors beyond our control. There is no assurance that we will successfully obtain the required capital or revenues, or, if obtained, that the amounts will be sufficient to fund our ongoing operations.

Quantitative and Qualitative Disclosures about Market Risk

In the ordinary course of our business, we are not exposed to market risk of the sort that may arise from changes in interest rates or foreign currency exchange rates, or that may otherwise arise from transactions in derivatives.

Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company’s management, in consultation with its legal counsel as appropriate, assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company, in consultation with legal counsel, evaluates the perceived merits of any legal proceedings or unasserted claims, as well as the perceived merits of the amount of relief sought or expected to be sought therein. If the assessment of a contingency indicates it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates a potentially material loss contingency is not probable, but is reasonably possible, or is probable, but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss, if determinable and material, would be disclosed. Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed. We are not aware of any matters which result in a loss contingency.

Relaxed Ongoing Reporting Requirements

Regulation A+ provides that a filer can take advantage of an extended transition period for complying with new or revised accounting standards. We have elected to avail ourselves of this exemption and, therefore, we will not be subject to the same adoption period for new or revised accounting standards as public companies.

Upon the completion of this Offering Statement, we may elect to become a public reporting company under the Securities Exchange Act of 1934, as amended (the Exchange Act). If we elect to do so, we will be required to publicly report on an ongoing basis as an “emerging growth company” (as defined in the JOBS Act) under the reporting rules set forth under the Exchange Act. As defined in the JOBS Act, an emerging growth company is defined as a company with less than $1 billion in revenue during its last fiscal year. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies.

For so long as we remain an “emerging growth company,” we may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not “emerging growth companies,” including but not limited to:

•	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes- Oxley Act;

•	taking advantage of extensions of time to comply with certain new or revised financial accounting standards;

•	being permitted to comply with reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

•	being exempt from the requirement to hold a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

If we are required to publicly report under the Exchange Act as an “emerging growth company”, we expect to take advantage of these reporting exemptions until we are no longer an emerging growth company. We would remain an “emerging growth company” for up to 5 years, though if the market value of our Common Stock that is held by non-affiliates exceeds $750 million, we would cease to be an “emerging growth company.”

We have commenced reporting under the Regulation A+ reporting requirements. If we elect not to become a public reporting company under the Exchange Act, we will be required to continue to publicly report on an ongoing basis under the reporting rules set forth in Regulation A+ for Tier 2 issuers. The ongoing reporting requirements under Regulation A+ are more relaxed than for “emerging growth companies” under the Exchange Act. The differences include, but are not limited to, being required to file only annual and semi-annual reports, rather than annual and quarterly reports. Annual reports are due within 120 calendar days after the end of the issuer’s fiscal year, and semi-annual reports are due within 90 calendar days after the end of the first six months of the issuer’s fiscal year.

Trend Information

Because we are still in the startup phase and have only recently commenced our research and product development, we are unable to identify any recent trends in revenue or expenses. Thus, except as set forth below, we are unable to identify any known trends, uncertainties, demands, commitments or events involving our business that are reasonably likely to have a material effect on our revenues, income from continuing operations, profitability, liquidity or capital resources, or that would cause the reported financial information in this Offering Circular to not necessarily be indicative of future operating results or financial condition.

Unpredictable events, such as the COVID-19 outbreak, and associated business disruptions including delayed piloting trials and laboratory resources could harm our financial condition, affect our operations, increase our costs and expenses, and impact our ability to raise capital. Our operations could be subject to unpredictable events, such as snowstorms, power shortages, telecommunications failures, water shortages, floods, hurricanes, typhoons, fires, extreme weather conditions, medical epidemics or pandemics such as the COVID-19 outbreak, and other natural or manmade disasters or business interruptions, for which we may not be insured. We do not carry insurance for all categories of risk that our business may encounter. The occurrence of any of these business disruptions could seriously harm our operations and financial condition. Additionally, COVID-19 has caused significant disruptions to the global financial markets, which could impact our ability to raise additional capital. The ultimate impact on us and any delays in our research and development is unknown, but our operations and financial condition could suffer in the event of any of these types of unpredictable events. Further, any significant uninsured liability may require us to pay substantial amounts, which would adversely affect our business, results of operations, financial condition and cash flows.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

The table below sets forth our directors and executive officers as of the date of this Offering Circular.

Name	Position	Age	Term of Office
Officers and Significant Employees:
Teague Egan	Founder, CEO, & President	34	4 years
Amit Patwardhan	Chief Technology Officer	49	3 years
Geraldine Berkowitz	VP of Finance & Treasurer	56	4 years
Mayank Sharma	Chief Financial Officer	43	1 month

Directors:
Teague Egan	Director, Founder and CEO	34	4 years
Michael Egan	Director	83	4 years
Kris Haber	Director	52	2 years
Stefon Crawford	Director	37	1 year

There is no arrangement or understanding between the persons described above and any other person pursuant to which the person was selected to his or her office or position.

Executive Officers, Directors and Significant Employees

Teague Egan—Founder, CEO, President & Chairman

Mr. Teague Egan is the Founder and CEO of EnergyX. He is responsible for all aspects of building the company into a future world leader in renewable energy technologies. His focus is on commercializing the LiTAS™ and SoLiS™ technologies. Egan’s background is one of serial entrepreneurship, investing, inventing, and philanthropy. He has been investing in public sector energy assets and sustainable technologies since 2013. Prior to EnergyX, he previously started businesses in entertainment, music, and sports, and is also the inventor of energyDNA – a patented multi-component graphene textile fiber technology. Mr. Teague Egan founded Innovation Factory VC, a venture fund focused on tech, life sciences, real estate, and consumer products in 2012.

Most of his philanthropic efforts are associated with the Thomas E. Smith Foundation. He is the co-founder of Dance for Paralysis, The Reality Ride Challenge, and The Kindness Project. Egan is an alumnus of University of Southern California’s Marshall School of Business and received his bachelor’s degree in Entrepreneurship. After graduating from USC, Egan went on to complete the Executive Program in exponential technology including artificial intelligence, synthetic biology, and nanotechnology at Singularity University. Mr. Teague Egan is son to Mr. Michael Egan, a Director of the Company.

Michael Egan—Director

Mr. Michael Egan has served as a Director of the Company since 2019. Michael has spent over 35 years working in the travel industry. He started at Alamo Rent A Car, Inc. in 1973, became an owner in 1979, and became chairman and majority owner from 1986 to 1996 when he sold the company to AutoNation for $625 million. In 2000, AutoNation spun off the car rental division and he was named chairman and served in that position until 2003.

Since 1996, Mr.Egan has served as the controlling investor of Dancing Bear Investments, Inc., a privately held investment company where he was the controlling shareholder of Nantucket Nectars and theglobe.com. Prior to his many business successes, Mr. Egan held various administration positions at Yale University and taught at the University of Massachusetts at Amherst. He is a graduate of the Cornell University School of Hotel Administration.

Throughout his career, he has been presented with many honors and awards, including the prestigious Horatio Alger Distinguished American Award in 1997. Mr. Michael Egan is father to Mr. Teague Egan, the Founder, CEO, President, and Chairman of the Company.

Kris Haber—Director; Vice Chairman

Mr. Kris Haber has served as a Director of the Company since April 2021. He is an American businessman who, over the course of his 30-year career, has led the growth and development of successful boutique and scaled global financial enterprises. Previously, Mr. Haber held various roles at Lazard Asset Management, LLC., a division of Lazard, LTD., a firm managing approximately $170 Billion in assets under management. He spent approximately 14 years at Lazard rising to Managing Director and Head of Alternative Investments. As a prominent figure within the investment arena, he has been engaged in a variety of control-oriented, middle market buyout, and early-stage investment acquisitions within technology, healthcare, and consumer products.

During his tenure Mr. Haber has held the position of COO and Chairman of Safanad, LTD where he managed its business in the UK, UAE and US and teams responsible for 36 transactions. Previously, he held the position of COO and Partner at Advent Capital Management, LLC in New York, an advisory firm managing in excess of $11B on behalf of corporations, sovereign wealth funds and high net worth individuals, globally. As a seasoned veteran, Mr. Haber’s background combines experience including posts as CEO of Presidio Capital Group, LLC. and President of Threadneedle Investments NA, LLC a division of Ameriprise, Inc, a $900B asset management firm. Mr. Haber is engaged in various board level and philanthropic activities as a director, officer and advisor to corporate entities and non-profits. Haber is currently a partner at Investcorp.

Stefon Crawford—Director

Mr. Stefon Crawford has served as a Director of the Company since December, 2022. Stefon started at General Motors Ventures (GMV) in April 2016 as an Investment Analyst and was promoted in March 2018 to Associate and to Partner in February 2023. Prior to GMV, from March 2011 to March 2016, Stefon spent 5 years in financial services at Rocket Mortgage. Stefon has earned a Bachelor’s degree in Business Administration from Eastern Michigan University as well as Executive Certificates in Negotiation and Venture Capital from HBS, Wharton Business School, and HAAS School of Business, University of Berkeley California.

Dr. Amit Patwardhan—Chief Technology Officer

Dr. Amit Patwardhan heads all technology development at EnergyX including both the LiTAS™ program and the solid-state battery SoLiS™ program. Dr. Patwardhan started as a consultant with EnergyX January 2020 and became a full-time employee June 2021.

Prior to joining EnergyX, Dr. Patwardhan held senior leadership roles with Rio Tinto (from September 2007— May 2019), a global Fortune 500 company with over $40 billion in revenue, in their Industrial Minerals business group and corporate technology group. Dr. Patwardhan was the co-inventor of an innovative process to recover lithium values from a very large new mineral discovery in Serbia and led the process development and piloting of the process. He also led the process development of a lithium byproduct recovery project in Southern California. Dr. Patwardhan has experience with research, process and project development, process optimization and business improvement.

Dr. Patwardhan has published over 50 articles in peer-reviewed journals and conferences and has served on National Committees of the Society of Mining Engineers for two terms. He received his BS degree in Chemical Engineering from the Indian Institute of Technology and his MS, PhD and MBA degrees from the Southern Illinois University.

Geraldine Berkowitz—Vice President of Finance & Treasurer

Geraldine “Geri” Berkowitz is the VP of Finance and Treasurer at EnergyX and has served in these roles since January 2019. She handles all accounting and administrative functions for the company. Since June 2003, Geri has served as the Treasurer and accountant for the Egan family office. In addition to working with the Egan family office, Geri is currently the Controller of Dancing Bear Investments and has served since June 2003 and was Controller at theglobe.com from June 2003 to December 2017. Prior to working at theglobe.com Berkowitz held managerial positions in both the rental and accounting departments at Enterprise Rent-A-Car for 13 years. Berkowitz earned a Bachelor of Business in Management and a Masters in Accounting and is a Certified Public Accountant.

Mayank Sharma – Chief Financial Officer

Mayank Sharma is the Chief Financial Officer at EnergyX and has served in this role since June 2023. Mr. Sharma oversees all financial and accounting operations for the Company.

Prior to joining EnergyX, Mr. Sharma served as Chief Financial Officer of Imperium3 New York, Inc., a lithium-ion battery manufacturing company from January 2022 to June 2023. Since 2019, Mayank has also served on the Board of Directors for TransTrac Technology Services Private Limited (d/b/a CredoPay), a payment processor company. From September 2006 to September 2019, Mayank served as a Director of Investment Banking at HSBC Bank PLC. From November 2019 to October 2021, Mr. Sharma served on the Board of Directors for EzSwype Business Solutions Private Limited, a merchant aggregator company.

Mr. Sharma has a Bachelor of Computer Applications from University of Delhi, Diplôme d’Ingénieur (MS Engineering) from CentraleSupélec and Masters in Management from ESSEC Business School, Paris.

Board Leadership Structure and Risk Oversight

The Board of Directors oversees our business and considers the risks associated with our business strategy and decisions. The Board of Directors currently implements its risk oversight function as a whole. Board committees, when established, will also provide risk oversight in respect of its areas of concentration and reports material risks to the Board of Directors for further consideration. Currently there are 4 members of the Board of Directors, with a fifth, yet to be elected, independent Director forthcoming.

Term of Office

Officers hold office until his or her successor is elected and qualified. Directors are appointed to serve for on the Board following the annual meeting of stockholders as appointed or until their successors have been elected and qualified as per the Certificate of Incorporation.

Director Independence

We use the definition of “independence” of The NASDAQ Stock Market to make this determination. NASDAQ Listing Rule 5605(a)(2) provides that an “independent director” is a person other than an officer or employee of the company or any other individual having a relationship which, in the opinion of the Company’s Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The NASDAQ listing rules provide that a director cannot be considered independent if:

•	the director is, or at any time during the past three years was, an employee of the company;

•

the director or a family member of the director accepted any compensation from the company in excess of $120,000 during any period of twelve consecutive months within the three years preceding the independence determination (subject to certain exemptions, including, among other things, compensation for board or board committee service);

•

the director or a family member of the director is a partner in, controlling stockholder of, or an executive officer of an entity to which the company made, or from which the company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year or $200,000, whichever is greater (subject to certain exemptions;

•

the director or a family member of the director is employed as an executive officer of an entity where, at any time during the past three years, any of the executive officers of the company served on the compensation committee of such other entity; or

•

the director or a family member of the director is a current partner of the Company’s outside auditor, or at any time during the past three years was a partner or employee of the Company’s outside auditor, and who worked on the company’s audit.

Under such definitions, we have two independent directors. However, our Common Stock is not currently quoted or listed on any national exchange or interdealer quotation system with a requirement that a majority of our Board be independent and, therefore, the Company is not currently subject to any director independence requirements.

Certain Relationships

Involvement in Certain Legal Proceedings

To our knowledge, except as described below none of our current directors or executive officers has, during the past ten years:

•	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

•

had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he or she was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

•

been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

•

been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

•

been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

•

been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Securities Exchange Act of 1934, as amended (the Exchange Act)), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

In November 2019, the Company entered into a convertible promissory note agreement with Egan Global Management LLC, wholly owned by our founder and CEO Teague Egan, for approximately $505,000 that was due and payable after October 31, 2021. In accordance with the conversion feature of the convertible promissory note, the note was converted into Preferred Series A shares on April 1, 2021.

In September 2022, the Company entered into convertible promissory note agreements with Egan Global Management LLC, wholly owned by our founder and CEO Teague Egan, and separately with Michael Egan, each for $1,000,000 that were due and payable after December 31, 2024. In accordance with the conversion feature of the notes, both notes were converted into Preferred Series B shares on December 15, 2022. As of the date of this Offering Statement, no funding obligations exist between the Company and Egan Global Management LLC or Michael Egan.

Except as set forth above and in our discussion below in “Interest of Management and Others in Certain Transactions,” none of our directors or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

We are not currently a party to any legal proceedings, the adverse outcome of which, individually or in the aggregate, we believe will have a material adverse effect on our business, financial condition or operating results.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The following table represents information regarding the total compensation for the three highest paid executive officers or directors of the Company during the last completed fiscal year ended 2022:

Name	Capacity in which compensation was received	Cash Compensation ($)	Other Compensation ($)	Total Compensation ($)
Teague Egan (1)	Chief Executive Officer	300,000	—	300,000
Amit Patwardhan (2)	Chief Technology Officer	227,550	46,916	274,466
Kevin Shin (3)	General Counsel	200,000	25,000	225,000

(1)

Our Founder and CEO, Teague Egan, entered into an employment agreement with the Company, effective November 1, 2021. He was not compensated for his services prior to such time. The Company reimburses Mr. Egan for reasonable business travel and related expenses.

(2)

Mr. Amit Patwardhan’s Other Compensation is comprised of bonuses received in 2022 but does not include his options vested at year end 2022 in the amount of 600,000 options with a strike price of $0.0166 and 504,000 options vested with a strike price of $0.11.

(3)

Mr. Kevin Shin joined the Company in October of 2021 and left in February 2023. Mr. Shin’s Other Compensation is comprised of bonuses received in 2022 but does not include his options vested at year end 2022 in the amount of 99,495 options with a strike price of $0.51.

Director Compensation

Except as provided below, no cash compensation was paid to the Company’s Directors for their service as Directors for the year ended December 31, 2022.

Mr. Michael Egan received a restricted stock award in 2019 for services provided to the Company as a Director. The estimated fair market value of the restricted stock award as of the date of grant was approximately $2,400 to be amortized over the vesting term of four (4) years.

In 2021, Mr. Kris Haber entered into an advisory agreement with the Company as a Director. He receives $5,000 per month for assisting the Company as Vice Chairman of EnergyX in various functions. Additionally, Mr. Haber was granted a non-qualified stock option award agreement for 1,800,000 options where 1,200,000 options are vesting on a four (4) vesting schedule, and 600,000 options are based on the Company reaching financing milestones including an IPO or liquidity event.

CEO Stock Option Award Agreement

Pursuant to the CEO Stock Option Award Agreement, on March 8, 2022, we granted our CEO, Teague Egan, a non-qualified stock option award equal to options to purchase 3,859,258 shares of common stock under our 2021 equity incentive plan exercisable at $0.71 per share based on the Company’s most recent 409A valuation. In accordance with CEO Stock Option Award Agreement the stock option awards are subject to a vesting schedule upon completion and/or achievement of either (i) the number of operational milestones which include successful completion of LiTAS™ demo plant, execution of purchase agreements or commercial plant contracts for specified amounts; or (ii) market capitalization milestones (“MCM”) which includes exceeding the requisite enterprise value threshold applicable to each MCM for a sustained period of time.

Employment Agreements

We have employment agreements with our CEO, Mr. Teague Egan, our Chief Technology Officer, Dr. Amit Patwardhan, our Chief Financial Officer, Mayank Sharma, and we had employment agreements with our now former General Counsel, Mr. Kevin Shin. Each of the employment agreements provide for a cash salary and participation in all employee benefit plans sponsored by the Company in addition to paid vacation time and reimbursement for reasonable expenses.

Mr. Egan’s employment agreement provides for equity-based awards as determined by the Board of Directors in its discretion. The term of Mr. Egan’s employment agreement is extended automatically unless terminated earlier by either party. The Company may terminate Mr. Egan’s employment agreement, for cause, as defined in the agreement, at any time, without any advance notice. Further, subject to the terms of the agreement, Mr. Egan may terminate employment with us, at any time for any reason or no reason at all, upon twelve (12) weeks advance written notice. Subject to the notice provisions described in the agreement, Mr. Egan may terminate employment with us for good cause as defined in the agreement.

Dr. Patwardhan’s employment agreement provides for stock option awards that vest over a period of four years. Dr. Patwardhan is entitled to an annual cash bonus of $44,000 and relocation assistance of up to $55,000. The Company may terminate Dr. Patwardhan’s employment for cause at any time, without any advance notice. Further, subject to the terms of the agreement, Dr. Patwardhan may terminate employment with us, at any time for any reason or no reason at all, upon six (6) weeks advance written notice.

Mr. Sharma’s employment agreement provides for an annual base salary of $250,000, stock option awards that vest over a period of 5 years. Mr. Sharma is entitled to an annual cash bonus of $25,000 and relocation assistance of up to $5,000. The Company may terminate Mr. Sharma’s employment for cause at any time, without advanced notice. Further, subject to the terms of the agreement, Mr. Sharma may terminate employment with us, at any time for any reason or no reason at all, upon two (2) weeks advanced notice.

Mr. Shin’s employment ended in February 2023. His agreement provided for stock option awards that vest over a period of five years. At the end of his employment, Mr. Shin retained his options vested at year end 2022 in the amount of 99,495 options with a strike price of $0.51. The Company had termination rights for Mr. Shin’s employment for cause at any time, without any advance notice. Further, subject to the terms of the agreement, Mr. Shin could terminate employment with the Company, at any time without cause upon six (6) weeks advance written notice.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table shows the beneficial ownership of our Common Stock as of July 11, 2023 held by: (i) each person known to us to be the beneficial owner of more than 10% of any class of our voting securities; (ii) each director who is the beneficial owner of more than 10% of any class of our voting securities; (iii) each executive officer who is the beneficial owner of more than 10% of any class of our voting securities; and (iv) all directors and executive officers as a group. As of July 11, 2023, there were 46,750,295 shares of Common Stock outstanding, 21,000,000 shares of Preferred Stock Founders-1 outstanding, 10,630,464 shares of Preferred Series A Stock outstanding, and 5,246,610 shares of Preferred Series B Stock outstanding.

Beneficial ownership is determined in accordance with the rules of the SEC, and generally includes voting power and/or investment power with respect to the securities held. Shares of Common Stock subject to the conversion of a security, or subject to options and warrants currently exercisable or which may become exercisable within 60 days of the date of this Offering Circular, are deemed outstanding and beneficially owned by the person holding such options or warrants for purposes of computing the number of shares and percentage beneficially owned by such person, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. The persons or entities named have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

The percentages below are based on fully diluted shares of our Common Stock as of July 11, 2023. Unless otherwise indicated, the business address of each person listed is c/o 1624 Headway Circle—Suite 100, Austin, TX, 78754.

Title of Class	Name of Beneficial Owner:	Amount and Nature of Beneficial Ownership	Amount and Nature of Beneficial Ownership Acquirable by Exercise of Option or Conversion of Security	Percent of Class
Common Stock	Teague Egan—Founder and CEO.	39,000,000		83%
		Voting
Common Stock	All Executive Management and Directors	39,825,000	2,543,895	86%
		Voting	Options
Preferred Stock	Teague Egan—Founder and CEO.	22,342,747	N/A	61%
		Voting
Preferred Stock	All Executive Management and Directors	22,948,570	N/A	63%
		Voting

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Transactions with Related Persons

Except as described below and except for employment arrangements which are described above under “Compensation of Directors and Executive Officers,” there has not been, nor is there currently proposed, any transaction in which we are or were a participant, the amount involved exceeds the lesser of $120,000 or 1% of the average of our total assets at year-end for the last two completed fiscal years, and any of our directors, executive officers, holders of more than 1% of our Common Stock or any immediate family member of any of the foregoing had or will have a direct or indirect material interest.

We have also entered into indemnification agreements with each of our directors and executive officers. In general, these indemnification agreements require the Company to indemnify a director to the fullest extent permitted by law against liabilities that may arise by reason of his or her service for the Company.

Review, Approval and Ratification of Related Party Transactions

The Board of Directors reviews and approves all related party transactions.

SECURITIES BEING OFFERED

The following is a summary of the rights of our capital stock as provided in our Certificate of Incorporation, and bylaws. For more detailed information, please see our Certificate of Incorporation and bylaws which have been filed as exhibits to the Offering Statement of which this Offering Circular is a part.

General

The Company is authorized to issue 183,675,260 shares consisting of two classes of stock being “Common Stock” and “Preferred Stock”. The total number of shares of Common Stock which the Company is authorized to issue is 138,048,205 shares and the total number of shares of Preferred Stock the Company is authorized to issue is 45,627,055 shares. As of December 31, 2022, the Company had 46,750,295 shares of Common Stock outstanding; 21,000,000 shares of Preferred Founders 1 Stock outstanding, 10,630,464 shares of Preferred Series A Stock outstanding, and 5,246,610 shares of Preferred Series B Stock outstanding.

Common Stock Voting

The holders of the Common Stock are entitled to one vote for each share held on all matters to be voted on by the Company’s stockholders. There shall be no cumulative voting.

Preferred Stock Voting

The holders of the Preferred Stock are entitled to cast the number of votes equal to a 1:1 conversion of the number of whole shares of Common Stock into which the shares held are convertible as of the record date for determining stockholders entitles to vote on such matters. Preferred Series A Stock and Preferred Series B stock have a set of major decision rights where two-thirds of their collective vote is required to proceed.

Lock-Up Agreement

The Subscribers holding shares of Common Stock issued under this Offering Statement, will provide an undertaking in the Subscription Agreement to lock-up its shares of Common Stock if requested by the Company. By providing this undertaking, Subscribers agree that in the event of an underwritten public offering or direct listing on a public exchange of the Company’s securities or the closing of a merger or other business combination of the Company with a publicly-traded special purpose acquisition company following which the capital stock of the combined or surviving entity are listed for trading on a public exchange, that such Subscriber will irrevocably agree not to sell, contract to sell, grant any option to purchase, transfer the economic risk of ownership in, make any short sale of, lend, pledge, or otherwise transfer or dispose of any interest in any Common Stock or any securities convertible into or exchangeable or exercisable for or any other rights to purchase or acquire Common Stock during the 180-day period following the effective date of a registration statement or offering statement of the Company filed under the Securities Act.

Dividends

The Company’s Fourth Amended and Restated Certificate of Incorporation (the “Certificate”) provides, the Company shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Company (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in the Certificate) the holders of the Series A/B Preferred Stock then outstanding shall first receive, or simultaneously receive, in addition to the dividends payable pursuant to the following paragraph, a dividend on each outstanding share of Series A/B Preferred Stock in an amount at least equal to (i) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Series A/B Preferred Stock as would equal the product of (A) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock, and (B) the number of shares of Common Stock issuable upon conversion of a share of Series A/B Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend, or (ii) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Series A/B Preferred Stock determined by (A) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series), and (B) multiplying such fraction by an amount equal to the applicable Original Issue Price; provided, however, that, if the Company declares, pays or sets aside, on the same date, a dividend on shares of more than one (1) class or series of capital stock of the Company, the dividend payable to the holders of Series A/B Preferred Stock pursuant to Section 1 of the Certificate shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Series A/B Preferred Stock dividend.

The Certificate further provides, from and after the Original Issue Date or, if later, the date of issuance of the applicable shares of Series B Preferred Stock, the holders of then outstanding shares of Series A/B Preferred Stock shall be entitled to receive dividends (the “Accruing Dividends”) at the rate of 6% per annum of the applicable Original Issue Price (as defined below) (the “Dividend Rate”) for each share of Series A/B Preferred Stock, prior and in preference to any declaration or payment of any other dividend (other than dividends on shares of Common Stock payable in shares of Common Stock or Founders 1 Preferred Stock). Accruing Dividends on such shares of Series A/B Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A/B Preferred Stock) shall be cumulative and accrue from day to day, whether or not declared by the Company’s Board of Directors, and whether or not the Company has assets legally available to make payment of the Accrued Dividends, at a per annum rate equal to the Dividend Rate; provided, however, that the Accruing Dividends shall automatically cease to accrue upon the first to occur of (i) the fifth (5th) anniversary of the Original Issue Date and (ii) the date upon which the Company issues its next series of preferred stock for any amount. If the Accruing Dividends cease to accrue pursuant to the preceding sentence, then from and after such date, the holders of then outstanding shares of Series A/B Preferred Stock shall be entitled to receive, only when, as and if declared by the Board, out of any funds and assets legally available therefor, dividends at the Dividend Rate of the applicable Original Issue Price for each share of Series A/B Preferred Stock, prior and in preference to any declaration or payment of any other dividend (other than dividends on shares of Common Stock payable in shares of Common Stock or Founders 1 Preferred Stock). The right to receive dividends on shares of Series A/B Preferred Stock pursuant to the preceding sentence shall not be cumulative, and no right to dividends shall accrue to holders of Series A/B Preferred Stock by reason of the fact that dividends on said shares are not declared.

Liquidation

Our Certificate provides, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders, and in the event of a Deemed Liquidation Event (as defined in the Certificate), the holders of shares of Preferred Stock then outstanding shall be entitled to be paid out of the consideration payable to stockholders in such Deemed Liquidation Event or out of the Available Proceeds (as defined below), as applicable, in each case on a pari passu basis as among each series of Preferred Stock, before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, (a) with respect to the Series B Preferred Stock, an amount per share equal to the sum of (i) one and one-half times (1.5x) the Series B Original Issue Price, (ii) any unpaid Accruing Dividends, and (iii) any dividends (other than Accruing Dividends) declared but unpaid thereon, (b) with respect to the Series A Preferred Stock, the greater of (i) an amount per share equal to the Series A Original Issue Price, plus the sum of (A) any unpaid Accruing Dividends thereon, and (B) any dividends (other than Accruing Dividends) declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of Series A Preferred Stock been converted into Common Stock immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event, and (c) with respect to the Founders 1 Preferred Stock, an amount per share equal to the greater of (i) the Founders 1 Preferred Original Issue Price, or (ii) such amount per share as would have been payable had all shares of Founders 1 Preferred Stock been converted into Common Stock immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event. If upon any such liquidation, dissolution or winding up of the Company or Deemed Liquidation Event, the assets of the Company available for distribution to its stockholders are insufficient to pay the holders of shares of Preferred Stock the full amount to which they are entitled, the holders of shares of Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

Redemption

In the event of a Deemed Liquidation Event if the Company does not effect a dissolution of the Company under the General Corporations Act within ninety (90) days after such Deemed Liquidation Event, then (i) the Company shall send a written notice to each holder of Preferred Stock no later than the ninetieth (90th) day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (ii) to require the redemption of such shares of Preferred Stock, and (ii) if the Requisite Holders so request in a written instrument delivered to the Company not later than one hundred twenty (120) days after such Deemed Liquidation Event. (the “Redemption Request”), the Company shall use the consideration received by the Company for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board), together with any other assets of the Company available for distribution to its stockholders, all to the extent permitted by Puerto Rico law governing distributions to stockholders (the “Available Proceeds”), on the one hundred fiftieth (150th) day after such Deemed Liquidation Event (the “Redemption Date”), to redeem all outstanding shares of Preferred Stock at a price per share equal to the Liquidation Amount (the “Redemption Price”). In the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of Preferred Stock, the Company shall redeem a pro rata portion of each holder’s shares of Preferred Stock to the fullest extent of such Available Proceeds, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the Available Proceeds were sufficient to redeem all such shares, and shall redeem the remaining shares as soon as it may lawfully do so under Puerto Rico law governing distributions to stockholders. In the event the Company timely receives a Redemption Request, the Company shall send written notice of the mandatory redemption (a “Redemption Notice”) to each holder of record of each series of Preferred Stock not less than forty (40) days prior to the date of Redemption Date.

Conversion

The holders of Series A/B Preferred Stock have the right to convert each share of Series A/B Preferred Stock into such number of fully paid and non- assessable shares of Common Stock as is determined by dividing the applicable Original Issue Price by the applicable Conversion Price. The “applicable Conversion Price” for each series of Preferred Stock shall be equal to the applicable Original Issue Price of such series of Preferred Stock. No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of any fractional shares to which the holder would be entitled, the number of shares of Common Stock to be issued upon conversion shall be rounded to the nearest whole share. In order for a holder of Series A/B Preferred Stock to voluntarily convert shares of such series of Preferred Stock into shares of Common Stock, such holder shall (a) provide written notice to the Company’s transfer agent at the office of the transfer agent for the Preferred Stock (or at the principal office of the Company if the Company serves as its own transfer agent) that such holder elects to convert all or any number of such holder’s shares of Preferred Stock and, if applicable, any event on which such conversion is contingent, and (b), if such holder’s shares are certificated, surrender the certificate or certificates for such shares of Preferred Stock.

Series B Preferred Stock Preemptive Rights

The Company shall have fully satisfied (including with respect to rights of timely notification) or obtained enforceable waivers in respect of any preemptive or similar rights directly or indirectly affecting any of its securities and triggered by the issuance of the Series B Preferred Stock.

Series A/B Preferred Stock Lock-Up

Certain Series A Preferred Stock and Series B Preferred Stock Holders (individually, a “Key Holder” and collectively “the Key Holders”) agreed in the event of an underwriting of securities that they will not, without the prior written consent of the managing underwriter, participate in any of the activities listed in Section 5.1 of the Series B Preferred Stock Purchase Agreement during the period commencing on the date of the final prospectus relating to the registration by the Company for their own behalf of shares of their Common Stock or any other equity securities under the Securities Act of 1933 on a registration statement on Form S-1 and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days in the case of the Initial Offering, which means the Company’s first firm commitment underwritten public offering of its Common Stock registered under the Securities Act.

Series B Preferred Stock Right of First Offer

Subject to the terms and conditions of the Company’s Investor’s Rights Agreement (the “Investor’s Rights Agreement”) and applicable securities laws, if the Company proposes to offer or sell any New Securities, as defined in the Investors’ Rights Agreement, the Company is obligated to first offer that portion of such New Securities prescribed to each Major Investor, as defined by the Investor’s Rights Agreement. A Major Investor is entitled to apportion the right of first offer hereby granted to it in such proportions as it deems appropriate, among (i) itself, (ii) its Affiliates and (iii) its beneficial interest holders, such as limited partners, members or any other Person having “beneficial ownership,” as such term is defined in Rule 13d-3 promulgated under the Exchange Act, of such Major Investor.

Series B Preferred Stock Right of First Refusal and Co-Sale

Subject to the terms and conditions of the Company’s Amended and Restated Right of First Refusal and Co-Sale Agreement (the “Amended and Restated ROFR and Co-Sale Agreement”), each Key Holder has unconditionally granted the Company a Right of First Refusal to purchase all or any portion of the Transfer Stock (as defined in the Amended and Restated ROFR and Co-Sale Agreement) that such Key Holder may propose to transfer at the same price and on the same terms and conditions as those offered to the Prospective Transferee (as defined in the Amended and Restated ROFR and Co-Sale Agreement) (the “Right of First Refusal”). If any Transfer Stock subject to a Proposed Key Holder Transfer (as defined in the Amended and Restated ROFR and Co-Sale Agreement) is not purchased and is to be sold to a Prospective Transferee, each respective Investor may exercise its Right of Co-Sale and participate on a pro rata basis in the Proposed Key Holder Transfer (the “Right of Co-Sale”).

Fully Paid and Non-assessable

All outstanding shares of Common Stock are, and the Common Stock to be outstanding upon completion of this Offering will be, duly authorized, validly issued, fully paid and non-assessable.

Changes in Authorized Number

The number of authorized shares of Common Stock may be increased or decreased subject to the Company’s legal commitments at any time and from time to time to issue them, by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote.

2021 Equity Incentive Plan

Compensation of Directors and Executive Officers

Each of the executive officers and directors listed above is eligible to receive equity compensation at the discretion of our board.

We adopted the 2021 Equity Incentive Plan on December 22, 2021 (the “Plan”). The Plan provides for the grant of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock grants, performance share cash awards as well as other equity-based awards. Shares issued under the 2021 Equity Incentive Plan will be shares of our Common Stock. Incentive stock options may be granted only to our employees and employees of any parent or subsidiary corporation. All other awards may be granted to our employees, directors or consultants and to employees, directors or consultants of any affiliated entity.

Share Reserve

In the updated Plan per the Fourth Amended & Restated Certified of Incorporation, the Company has reserved 27,420,822 shares of our Common Stock authorized to be issued under the Plan, of which 7,064,283 awards have been granted as of April 6, 2023. In addition, the Plan allows for any number of shares of Common Stock underlying any award granted under the Company’s 2019 Equity Incentive Plan that expires, terminates or is canceled or forfeited to be carried over and reserved for issuance under the Plan. As of April 6, 2023, a total of 1,999,482 unused options from the 2019 Equity Incentive Plan poured out into the 2021 Equity Incentive Plan.

The Company may at its discretion with authorization of the Board of Directors increase the number of shares authorized to be issued under the Plan. In general, shares subject to awards granted under the Plan that are not issued or that are returned to us, for example, because the award expires, is canceled, forfeited or terminated without issuance of the full number of shares granted or the shares are retained by us in satisfaction of amounts owed with respect to an award or the shares are surrendered in payment of an exercise or purchase price or tax withholding, will again become available for awards under the Plan.

Administration

Our Board of Directors or a committee of our Board of Directors will administer the Plan. The administrator has the power to determine when awards will be granted, which employees, directors or consultants will receive awards, the terms of the awards, including the number of shares subject to each award and the vesting schedule of the awards, and to interpret the terms of the Plan and the award agreements. The administrator also has the authority to reduce the exercise prices of outstanding stock options if the exercise price exceeds the fair market value of the underlying shares, and to cancel such options in exchange for new awards, in each case without stockholder approval.

Stock Options

The Plan allows for the grant of incentive stock options that qualify under Section 422 of the Code and non-qualified stock options. The exercise price of all options granted under the Plan will be priced according to the most recent 409A valuation performed by an independent third party. The term of an option award may not exceed 10 years.

The exercise price for any stock options may be paid by the grantee (i) in cash (including by a certified or bank check) or (ii) through a “cashless” exercise program established with a broker, by a reduction in the number of Common Stock otherwise deliverable to the grantee upon exercise of the option, by a combination of the two foregoing methods or through any other form of legal consideration as approved by the Company.

After the continuous service of an option recipient terminates, the recipient’s options may be exercised, to the extent vested, for the period of time specified in the option agreement and subject to any other applicable terms therein. However, an option may not be exercised later than the expiration of its term.

Stock Appreciation Right

The Plan allows for the grant of stock appreciation rights. Stock appreciation rights grant the grantee the right to receive, upon exercise, an amount, payable in cash or shares of Common Stock, equal to the number of shares that is being exercised multiplied by the excess of (a) the fair market value of a share of Common Stock on the date of exercise, over (b) the exercise price specified in the applicable award agreement. Stock appreciation rights may be granted on its own or in tandem with an option granted under the Plan. Stock appreciation rights shall be subject to an exercise period of no longer than 10 years, calculated from the date of the grant.

Restricted Stock Awards

The Plan allows for the grant of restricted stock. Restricted stock awards are shares of our Common Stock or hypothetical Common Stock units having a value equal to the fair market value of an identical number of shares of Common Stock, that vest in accordance with terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock granted to any employee, director or consultant. The administrator may impose whatever conditions on vesting that it determines to be appropriate. For example, the administrator may set restrictions based on the achievement of specific performance goals or on the continuation of service or employment. Shares of restricted stock that do not vest are subject to repurchase or forfeiture.

Performance Share Awards

The Plan allows for the grant of performance share awards. The Company shall have the discretion to determine: (i) the number of shares of Common Stock or stock-denominated units subject to a performance share award granted; (ii) the performance period, during which time certain performance goals must be met in order for the grantee to obtain the right to exercise (the Company shall determine in its discretion whether a performance goal was met during the applicable performance period); (iii) the conditions that must be satisfied for the grantee to earn an award; and (iv) the other applicable terms, conditions and restrictions.

Cash Awards and Other equity-based award Awards

The Plan allows for the grant of other cash awards and equity-based awards, subject to certain performance goals and vesting goals as the Company may determine in its sole discretion.

Terms of Awards

The administrator of the Plan determines the provisions, terms and conditions of each award, including vesting schedules, forfeiture provisions, form of payment (cash, shares, or other consideration) upon settlement of the award, payment contingencies and satisfaction of any performance criteria.

Performance Criteria

The Plan includes the following performance criteria that may be considered, individually or in combination, by the administrator: (i) increase in share price; (ii) earnings per share; (iii) total stockholder return, (iv) return on equity, (v) return on assets, (vi) return on investment; (vii) net operating income, (viii) cash flow, (ix) revenue; (x) economic value added, (xi) personal management objectives; or (xii) other measures of performance selected by the administrator.

Transferability of Awards

The Plan allows for the transfer of awards only (i) by will, (ii) by the laws of descent and distribution and (iii) for awards other than incentive stock options, to the extent and in the manner authorized by the administrator. Only the recipient of an incentive stock option may exercise such award during his or her lifetime.

Certain Adjustments

In the event of certain changes in our capitalization, to prevent enlargement of the benefits or potential benefits available under the Plan, the administrator will make adjustments to one or more of the number of shares that are covered by outstanding awards, the exercise or purchase price of outstanding awards, the numerical share limits contained in the Plan and any other terms that the administrator determines require adjustment.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock to be issued pursuant to this Offering Statement will be DealMaker which agent is registered pursuant to Section 17A(c) of the Exchange Act.

Penny Stock Regulation

The SEC has adopted regulations which generally define “penny stock” to be any equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share. Such securities are subject to rules that impose additional sales practice requirements on broker-dealers who sell them. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchaser of such securities and have received the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prepared by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker- dealer must disclose this fact and the broker-dealer’s presumed control over the market. Finally, among other requirements, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. As our Common Stock immediately following this Offering may be subject to such penny stock rules, purchasers in this Offering could find it more difficult to sell their Common Stock shares in any secondary market.

ABSENCE OF PUBLIC MARKET

The Company, which currently has approximately 5,000 stockholders, is an alternative reporting company under Regulation A+, Tier 2 of the Securities Act. There is no public trading market for the Common Stock shares of the Company. The Company may, as an alternative reporting company, qualify its Common Stock shares for quotation on the NASDAQ or OTCBB (the Over the Counter Bulletin Board) or other secondary market for which the Company’s Common Stock may then qualify, in the discretion of the Company’s Board of Directors. As of the date of this Offering Circular, the Board of Directors has not taken any action to list the Company’s Common Stock on the NASDAQ, OTCBB or any other market or exchange. (See Risk Factors starting on page 5.)

DIVIDEND POLICY

We plan to retain any earnings from future revenues for the foreseeable future for our operations. We have never paid any cash dividends on our Common Stock and do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the sole discretion of our Board of Directors and will depend on our financial condition, operating results, capital requirements and such other factors as our Board of Directors deems relevant.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a Regulation A+ Post-Qualification Amendment No. 2 to the Offering Statement on Form 1-A under the Securities Act with respect to the Shares of Common Stock offered hereby. This Offering Circular, which constitutes a part of the Offering Statement, does not contain all of the information set forth in the Offering Statement or the exhibits and schedules filed therewith. For further information about us and the Common Stock offered hereby, we refer you to the Offering Statement and the exhibits and schedules filed therewith. Statements contained in this Offering Circular regarding the contents of any contract or other document that is filed as an exhibit to the Offering Statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the Offering Statement. The SEC maintains an Internet website that contains reports and other information about issuers, including us, that file electronically with the SEC. The address of this site is www.sec.gov.

ENERGY EXPLORATION TECHNOLOGIES, INC.

AUDITED FINANCIAL STATEMENTS

As of and for the Years Ended December 31, 2022 and 2021, and Independent Auditors’ Report

ENERGY EXPLORATION TECHNOLOGIES, INC.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders of

Energy Exploration Technologies, Inc.:

Opinion

We have audited the accompanying financial statements of Energy Exploration Technologies, Inc. (the “Company”), which comprise the balance sheets as of December 31, 2022 and 2021, and the related statements of operations, changes in stockholders’ (deficit)/equity, and cash flows for the years then ended, and the related notes to the financial statements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (“US GAAS”). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Emphasis of Matter

As described in Note 1, the Company has not commenced its operations and its future success depends on the achievement of profitable operations and obtaining the necessary financing. Our report was not modified with respect to that matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

To the Board of Directors and Stockholders of

Energy Exploration Technologies, Inc.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditors’ Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements, including omissions, are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with auditing standards generally accepted in the United States of America, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

To the Board of Directors and Stockholders of

Energy Exploration Technologies, Inc.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

March 31, 2023

Certified Public Accountants

(of Puerto Rico)

License No. 329 Expires December 1, 2024

Stamp E514463 of P.R. Society of

Certified Public Accountants has been

affixed to the file copy of this report

ENERGY EXPLORATION TECHNOLOGIES, INC

BALANCE SHEETS

	AS OF DECEMBER 31,
	2022	2021
ASSETS

Current Assets:
Cash and cash equivalents	$20,527,649	$6,772,894
Property, Plant and Equipment	1,921,789	1,161,500
Operating Lease Right of Use Asset	111,673	171,663
Financing Lease Right of Use Asset	77,287	90,537
Prepaid Expenses, Deposits & Other Assets	501,775	415,765

Total Assets	$23,140,173	$8,612,359

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$609,041	$407,101
Operating Lease Liability—short term	68,280	60,285
Financing Lease Liability—short term	22,893	21,779
Accrued and other liabilities	164,913	88,191

Total current liabilities	865,127	577,356
Convertible Promissory Notes—Long-term portion	—	2,550,000

Lease Liabilities:
Operating Lease Liability—long term	43,467	111,747
Financing Lease Liability—long term	24,064	46,957

Total liabilities	932,658	3,286,060

Stockholders’ Equity:
Founders—1 Preferred Stock at $0.01 par value, 21,000,000 shares authorized, 21,000,000 issued and outstanding	210,000	210,000
Preferred Stock—Series A at $0.01 par value in 2022 and 2021, 10,630,464 shares authorized, issued and outstanding in 2022 and 15,600,000 shares authorized and 10,630,464 shares issued and outstanding in 2021	106,305	106,305
Preferred Stock—Series B at $0.01, 13,996,591 shares authorized, 5,246,610 issued and outstanding in 2022 and no shares authorized, issued and outstanding in 2021	52,466	—
Common Stock at $0.01 par value in 2022 and 2021, 138,048,205 shares authorized, 46,675,295 shares issued and outstanding in 2022 and 156,000,000 shares authorized, 45,548,458 shares issued and outstanding in 2021	466,753	455,485
Warrants	75,000	75,000
Additional paid-in capital	39,741,257	12,376,020
Accumulated deficit	(18,444,266)	(7,896,511)

Total stockholders’ equity	22,207,515	5,326,299

Total liabilities and stockholders’ equity	$23,140,173	$8,612,359

The accompanying notes are an integral part of these financial statements.

ENERGY EXPLORATION TECHNOLOGIES, INC

STATEMENTS OF OPERATIONS

	For the years ended December 31,
	2022	2021
EXPENSES:
Salaries and consulting	$5,382,871	$2,263,103
Professional services	1,131,242	301,339
Research and development	324,568	416,505
General and administrative costs	2,862,288	1,691,792
Stock based compensation	456,043	472,071
Depreciation expense	203,213	64,871
Interest expense	226,285	99,897

Total expenses	10,586,510	5,309,578

Other expenses	(38,755)	(3,619)

Loss before income tax expense	10,547,755	5,305,959

Income tax expense	—	—

NET LOSS	$10,547,755	$5,305,959

The accompanying notes are an integral part of these financial statements.

ENERGY EXPLORATION TECHNOLOGIES, INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ (DEFICIT)/EQUITY

For the years ended December 31, 2022 and 2021

	Preferred	Common		Additional	Accumulated
	Stock	Stock	Warrants	Paid-In Capital	Deficit	Total
BALANCE—December 31, 2020	$2	$3	—	$565,255	$(2,590,552)	$(2,025,292)
Issuance of Preferred and Common Stock	316,304	455,481	75,000	11,810,765	—	12,657,550
Convert Founder 2 Preferred to Common Stock	(1)	1	—	—	—	—
Net loss	—	—	—	—	(5,305,959)	(5,305,959)

BALANCE—December 31, 2021	316,305	455,485	75,000	12,376,020	(7,896,511)	5,326,299
Issuance of Preferred and Common Stock	52,466	11,268	—	27,365,237	—	27,428,971
Net loss	—	—	—	—	(10,547,755)	(10,547,755)

BALANCE—December 31, 2022	$368,771	$466,753	$75,000	$39,741,257	$(18,444,266)	$22,207,515

The accompanying notes are an integral part of these financial statements.

ENERGY EXPLORATION TECHNOLOGIES, INC.

STATEMENTS OF CASH FLOWS

	For the years ended December 31,
	2022	2021
CASH FLOWS USED IN OPERATING ACTIVITIES:
Net loss	$(10,547,755)	$(5,305,959)
Adjustments to reconcile net loss to net cash flows used in operating activities:
Stock based compensation	456,043	472,071
Warrants	—	75,000
ROU Asset Amortization	73,240	25,841
Depreciation	203,213	64,871
Changes in assets and liabilities that increase/(decrease) cash:
Prepaid expenses and other assets	(86,010)	(320,309)
Accounts payable	201,940	266,411
Accrued and other liabilities	(5,342)	(260,910)

Net cash used in operating activities	(9,704,671)	(4,982,984)

CASH FLOWS USED IN INVESTING ACTIVITIES -
Purchase of fixed assets	(963,502)	(1,220,173)

CASH FLOWS PROVIDED BY FINANCING ACTIVITIES:
Proceeds (Repayment) of Convertible Promissory Notes	—	(50,000)
Issuance of preferred stock	52,466	17,567
Issuance of common stock	11,268	5,929
Additional contributed capital	26,909,194	10,066,655
SAFE agreement	—	(37,000)
Proceeds from Convertible Notes	(2,550,000)	2,550,000

Net cash provided by financing activities	24,422,928	12,553,151

NET INCREASE IN CASH	$13,754,755	$6,349,994

CASH—Beginning of year	6,772,894	422,900

CASH—End of year	$20,527,649	$6,772,894

SUPPLEMENTAL CASH FLOW DISCLOSURES OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Total Property and equipment included in Accounts payable and Accrued expenses	$197,141	$112,298

Inception of Operating lease right-of-use asset	$—	$288,041

The accompanying notes are an integral part of these financial statements.

ENERGY EXPLORATION TECHNOLOGIES, INC.

NOTES TO THE FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

1.	NATURE OF BUSINESS

Energy Exploration Technologies, Inc. (the “Company” or “EnergyX”) is a domestic corporation organized under the laws of the Commonwealth of Puerto Rico on December 18, 2018. The Company is a renewable energy technology company focused on developing technologies in energy storage and the critical materials, such as lithium, that are needed for battery production. We hope to fundamentally change the way humanity is powering our world and storing and using clean energy with breakthrough direct lithium extraction and refinery technologies and more effective energy storage solutions.

We are developing technologies that allow for more efficient and increased production of lithium from existing or otherwise unviable resources. Lithium is one of the most important and necessary materials in rechargeable batteries used in electric vehicles and other battery powered applications, yet it is the most supply constrained. Our objectives are to make lithium production more efficient and cost effective, as well as more environmentally friendly than existing conventional methods of production.

We are also conducting research focusing specifically on solid-state and quasi solid-state lithium-based batteries. EnergyX is developing these next generation lithium-based batteries to be longer-lasting, more energy efficient, and safer than current generation of batteries because of lithium metal anode, high nickel cathodes, and solid state separators. These new battery architectures with safer liquid electrolytes and non-liquid electrolytes as well as pure metallic lithium electrodes will achieve the Company’s goal to become the premier, low-cost lithium technology provider for the growing lithium, battery material, and integrated lithium supply chain supplier for the electric vehicle industries.

Our lithium extraction technology, labeled LiTAS™ (Lithium-Ion Transport and Separation), is a form of direct lithium extraction (“DLE”) and refinery processing, which allows operators to process lithium enriched brines found in salt flats across the world for the purpose of harvesting lithium. Approximately 50-60% of the world’s lithium production today is sourced from brine resources coming from South America according to Benchmark Mineral Intelligence, a leading market data firm in the battery materials industry. The northern portion of Chile, the northern portion of Argentina and the southern part of Bolivia is known as the “Lithium Triangle” as it is projected to hold over 50% of the known world’s lithium reserves today. The remaining production of lithium comes from hard rock and clay mining that is mainly completed in Australia, portions of China and other various locations around the world.

Our next generation battery program, labeled SoLiS™ (Solid-State Lithium Separator), refers to the development and production of lithium metal based, next generation, solid-state and quasi solid-state batteries. Solid-state batteries are a transformational extension and optimization of lithium-ion batteries. The fundamental reason solid-state is ideal is because it maximizes the energy density of the battery, while lowering the weight and making it safer.

We believe our technology may have additional applications within the energy storage sector for extraction or processing of critical minerals being used for battery production. We continue to explore and research other applications, and adapt our the LiTAS™ or SoLiS™ programs as new information and data become available.

ENERGY EXPLORATION TECHNOLOGIES, INC.

NOTES TO THE FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of the Company conform with accounting principles generally accepted in the United States of America, and, as such, include amounts based on judgments, estimates and assumptions made by management that affect the reported amounts of assets and liabilities and contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. Following is a description of the more significant accounting policies followed by the Company:

Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. There was $19,727,835 and $6,150,000 in cash equivalents as of December 31, 2022 and 2021, respectively.

Prepaid Expenses

Expenditures made to secure the use of assets or the receipts of services at a future date are charged to the prepaid account and are amortized based on the term and usage of the related asset or service.

Property, Plant, and Equipment

Property, plant, and equipment is recorded at cost. Expenditures for construction activities, and improvements are capitalized, while expenditures for operations and maintenance and general and administrative activities are charged to expense as incurred.

The Company depreciates property, plant, and equipment using the straight-line depreciation method (see Note 12 —Property, Plant, and Equipment for further details). Upon retirement or other disposition of property, plant and equipment, the cost and related accumulated depreciation are removed from the balance sheet, and any resulting gains or losses are recorded in the statements of operations.

Impairment of Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable. If events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable, the carrying amount of the asset group is compared to future undiscounted net cash flows, excluding interest costs, expected to be generated by the asset group and their ultimate disposition. If the sum of the undiscounted cash flows is less than the carrying value, the impairment to be recognized is measured by the amount by which the carrying amount of the asset group exceeds the fair value of the asset group. Assets to be disposed of are reported at the lower of the carrying amount or fair value, less costs to sell.

ENERGY EXPLORATION TECHNOLOGIES, INC.

NOTES TO THE FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.

Leases

The Company follows ASU 2016-02, Leases (Topic 842) to determine if an arrangement is a lease at inception. Lease right-of-use (ROU) assets represent the Company’s right to an underlying asset for the lease term and operating lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Lease ROU assets and lease liabilities are recognized at commencement date based on the present value of lease payments over the lease term. Leases with an initial term of 12 months or less are not recorded on the balance sheet in accordance with the short-term lease exception included within Topic 842. When the Company’s leases do not provide an implicit rate, the Company uses its incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The lease ROU asset also includes any base lease payments made in advance and excludes non-lease components. The lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. Lease expense for lease payments is recognized on a straight-line basis over the lease term. The Company has lease agreements with lease and non-lease components, which are generally accounted for separately.

Accounts Payable and Accrued and Other Liabilities

Accounts payable balance represents all invoices the Company has received, while accrued and other current liabilities consist of payroll related accruals, short-term lease obligations, deferred revenue, and estimated accruals when work has been performed, but an invoice has not been issued.

Expense and Other Income Recognition

Expenses are recognized when incurred. Other income is recognized when earned.

Research and Development

Research and Development costs are charged to expenses as incurred. The Company is engaged in research and development of novel lithium extraction technologies with wide applications in ionic separations and selective ion transfer. Initial focus includes lithium separation and transport membranes as well as solvent extraction and lithium brine to lithium hydroxide and lithium metal direct conversion. The Company has developed such LiTAS™ technologies that exhibit selectivity between Li and other problematic impurities in lithium extraction. Using our proprietary lithium separation technologies in existing production processes EnergyX can dramatically improve the lithium recovery rate of current extraction methods from brines.

ENERGY EXPLORATION TECHNOLOGIES, INC.

NOTES TO THE FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

Bench scale and laboratory pilot scale equipment and supplies have been purchased to aid the development of the company’s lithium processing and battery technologies. Larger pilot scale units have also been manufactured. General laboratory and analytical equipment and supplies purchased includes analysis equipment for testing solution and samples.

Income Taxes

Income taxes are accounted for using an asset-liability method. Deferred income taxes and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing asset and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of the change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is established for deferred tax assets that, based on management’s evaluation, are not expected to be realized.

Tax benefits of uncertain tax positions are recorded only where the position is “more likely than not” to be sustained based on their technical merits. The amount recognized is the amount that represents the largest amount of tax benefit that is greater than 50% likely of being ultimately realized. A liability is recognized for any benefit claimed or expected to be claimed, in a tax return in excess of the benefit recorded in the financial statements, along with any interest and penalty (if applicable) in such excess. The Company has no uncertain tax position as of December 31, 2022 and 2021.

Advertising

The Company expenses the cost of all advertising campaigns and promotions as they are incurred. During the years ended December 31, 2022 and 2021, advertising expense amounted to $155,356 and $105,627 respectively, and is included as part of the general & administrative operating expenses in the statement of operations.

Fair Value Measurements

The carrying amounts of the Company’s financial instruments including Cash and Cash Equivalents approximate fair value due to the short-term nature of those instruments.

The Company determines the fair value based upon the exit price that would be received to sell an asset or paid to transfer as liability in an orderly transaction between market participants, as determined by either the principal market or most advantageous market. Inputs used in the valuation techniques to derive fair value are classified based on a three-level hierarchy. These levels are:

Level 1—Quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs.

Level 2—Observable prices that are based on inputs not quoted on active markets but corroborated by market data.

ENERGY EXPLORATION TECHNOLOGIES, INC.

NOTES TO THE FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

Level 3—Unobservable inputs are used when little or no market data is available. The fair value hierarchy gives the lowest priority to Level 3 inputs.

As of December 31, 2022, and 2021, the carrying amount of the Company’s financial instruments were determined using Level 1 inputs.

Stock-Based Compensation

The Company follows the provisions of ASC 718-20, Stock Compensation, Awards Classified as Equity, requiring that compensation cost relating to share-based payment transactions be recognized in the financial statements. Compensation expense for options granted to employees, directors and certain service providers (“grantees”) is determined based on estimated fair value of the options at the time of grant using the Black-Scholes option pricing model, which considers, as of the grant date, the estimated fair market value of the underlying shares, expected volatility, expected dividend yield and the risk-free interest rate over the expected life of the option. The grant date fair value of Restricted Share Awards (RSAs) is based on the estimated value of the restricted share on the date of grant. The compensation cost for all share-based awards is recognized as an expense over the grantee’s requisite service period (generally the vesting period of the equity award), except for costs related to persons directly involved in the development and/or construction of the projects which are capitalized into Construction in progress during the capitalization period. Shares are issued from authorized shares in settlement of options exercised. RSAs are included in common shares issued and outstanding from the date of issuance. Forfeitures are accounted for as they occur.

Reclassifications

Certain amounts presented in the 2021 financial statements have been reclassified to conform with the 2022 financial statement presentation.

3.	PREPAID EXPENSES, DEPOSITS AND OTHER ASSETS

In 2022 we have other assets of $263,241 that consists of our Regulation A funding holdbacks. Our escrow agent held back a percentage of funds received and repaid this remaining balance in the first quarter of 2023. The total of prepaid expenses and total other assets is $501,775 in 2022. The prepaid espenses are detailed in below table.

Prepaid expenses, deposits and other assets at December 31, 2022 and 2021, consisted of the following:

	2022	2021
Insurance	$34,964	$25,562
Security deposits and prepaid final month rents	81,414	90,014
Registrations and subscriptions	49,003	68,177
Vendor agreement	73,153	232,012
Regulation A funding holdbacks	263,241	—

	$501,775	$415,765

ENERGY EXPLORATION TECHNOLOGIES, INC.

NOTES TO THE FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

4.	CONVERTIBLE PROMISSORY NOTES

	2022	2021
During the year the Company promises to pay a total of nine convertible notes, the principal sum of $2,550,000, made by the Holders to the Company. The convertible notes have a maturity date of December 31, 2024, interest rate of 7% per annum and a conversion discount rate of 15% if converted under certain defined events as listed in the agreement. Unless these Notes are converted into common or preferred shares, the principal and accrued interest of these Noters will be due and payable by the Company on December 31, 2024.	$2,550,000	$2,550,000
In January 2022 the Company promises to pay a total of three convertible notes, the principal sum of $251,000, made by the Holders to the Company. The convertible notes have a maturity date of December 31, 2024, interest rate of 7% per annum and a conversion discount rate of 15% if converted under certain defined events as listed in the agreement. Unless these Notes are converted into common or preferred shares, the principal and accrued interest of these Noters will be due and payable by the Company on December 31, 2024.	251,000
In September 2022 the Company promises to pay a total of two convertible notes, the principal sum of $2,000,000, made by the Holders to the Company. The convertible notes have a maturity date of December 31, 2024, interest rate of 7% per annum and a conversion discount rate of 15% if converted under certain defined events as listed in the agreement. Unless these Notes are converted into common or preferred shares, the principal and accrued interest of these Noters will be due and payable by the Company on December 31, 2024.	2,000,000
In December 2022 the Company completed a successful fund-raising round that resulted in the above Convertible Notes being converted into Series B Preferred Stock. The total amount of principal and interest converted into Series B Preferred Stock was $4,801,000 and $287,474 respectively.	(4,801,000)

	$—	$2,550,000

5.	EQUITY INCENTIVE PLANS

The Company agrees to issue restricted common stocks in the Company on the terms and conditions of award agreements to be entered into between Consultants and the Company (an “Award Agreement”) issued pursuant to equity incentive plans that have been adopted by the Company. The Award Agreement(s) shall be subject to the terms and conditions of such equity incentive plans.

The original 2019 Equity Incentive Plan taking into consideration all stock splits of the Corporation was authorized to grant of up to 15,000,000 awards of incentive stock options, non-qualified stock options and restricted stock. The original 2021 Equity Incentive Plan taking into consideration all stock splits of the Corporation was authorized to grant of up to 8,000,000 awards of incentive stock options, non-qualified stock options and restricted stock.

ENERGY EXPLORATION TECHNOLOGIES, INC.

NOTES TO THE FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

On April 30, 2022, all unused 1,999,482 awards from the 2019 Equity Incentive Plan poured out into the 2021 Equity Incentive Plan for a total 9,999,482. On December 21, 2022, the 2021 Equity Incentive Plan was increased in size according to the Fourth Amended & Restated Certificate of Incorporation by 17,421,340, unanimously approved by the Company’s Board of Directors.

Pursuant to the 2021 Equity Incentive Plan, taking into consideration all stock splits, as of December 31, 2022, the Corporation was authorized to grant of up to 27,420,822 awards of incentive stock options, non-qualified stock options and restricted stock.

As of December 31, 2022, and 2021 the Company had outstanding non-qualified stock options and restricted stock awards, as follows:

	2022	2021
Non-qualified stock options	$14,194,325	$11,885,450
Restricted stock awards	3,414,444	3,414,444
Option pool outstanding	24,812,053	7,700,106

	$42,420,822	$23,000,000

ENERGY EXPLORATION TECHNOLOGIES, INC.

NOTES TO THE FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

The following table summarizes stock option activity:

			Weighted
			Remaining
		Average	Contractual
		Exercise	Term
	Options	Price	(in Years)
Outstanding at January 1, 2021	1,983,750	$0.03
Granted	11,006,768	0.55
Exercised	—	—
Forfeited/Expired	—	—

Outstanding at December 31, 2021	12,990,518	0.41	8

Options Vested and Exercisable at December 31, 2021	93,750	—

Outstanding at January 1, 2022	12,990,518	0.41
Granted	6,085,181	0.64
Exercised	—	—
Forfeited/Expired	278,000	—

Outstanding at December 31, 2022	19,075,699	0.53	9

Options Vested and Exercisable at December 31, 2022	8,815,839

The Company uses a Black-Scholes option-pricing model to value the Company’s option awards. Using this option-pricing model, the fair value of each employee and non-employee award is estimated on the grant date. The fair value is expensed on a straight-line basis over the vesting period. In general, the option awards either vest ratably over the term have increasing vesting at the back end of the term. The Company has also granted milestone based option awards that only vest upon the successful completion of an event. The expected volatility assumption is based on the volatility of the share price of comparable public companies. The expected life is determined using the “simplified method” permitted by Staff Accounting Bulletin Number 107 and 110. The risk-free interest rate is based on the implied yield on a U.S. Treasury security at a constant maturity with a remaining term equal to the expected term of the option granted. The dividend yield is zero, as the Company has never declared a cash dividend.

ENERGY EXPLORATION TECHNOLOGIES, INC.

NOTES TO THE FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

The fair value of the stock options granted was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions for the periods indicated:

	2022	2021
Expected term (in years)	5.81	4
Stock price volatility	69.50%	54.31%
Risk-free interest rate	2.15%	1.65%
Dividend yield	—	—

6.	STOCKHOLDERS’ EQUITY

On December 21, 2022, the Company’s Board of Directors approved the Fourth Amended and Restated Certificate of Incorporation. In accordance with the Company’s Fourth Amended and Restated Certificate of Incorporation, the Company is authorized to issue 183,675,260 shares, consisting of two classes of stock to be designated “Common Stock” and “Preferred Stock”, respectively. The Corporation is authorized to issue 138,048,205 shares of Common Stock, $0.01 par value per share, and 45,627,055 shares of Preferred Stock, $0.01 par value per share, 21,000,000 shares of which are designated “Founders 1 Preferred Stock,” 10,630,464 shares of which are designated “Series A Preferred Stock” and 13,996,591 shares of which are designated “Series B Preferred Stock.”

On April 6, 2021, the Board and shareholders authorized a three for one (3:1) stock split that was effective immediately.

On October 19, 2021, the shareholders of all 187,800 shares of Founders-2 Preferred Stock elected to convert the shares to Common Stock.

On November 17, 2021, the Board and shareholders authorized a two for one (2:1) stock split that was effective immediately.

The stock numbers in these financial statements have been adjusted for the stock split authorization and conversions on a retroactive basis.

The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings); provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation or pursuant to the General Corporations Act. There shall be no cumulative voting. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of

ENERGY EXPLORATION TECHNOLOGIES, INC.

NOTES TO THE FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

Preferred Stock that may be required by the terms of this Certificate of Incorporation) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 3682(b)(2) of the General Corporations Act.

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Preferred Stock (including Founders-1 Preferred Stock, Series A Preferred Stock and Series B Preferred Stock) then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, and in the event of a deemed liquidation event (as defined below), the holders of shares of Preferred Stock then outstanding shall be entitled to be paid out of the consideration payable to stockholders in such deemed liquidation event or out of the Available Proceeds (as defined below), as applicable, before any payment shall be made to the holders of Common Stock or any other class ranking junior in right of payment to the Founders Stock by reason of their ownership thereof. Such distributions shall be made as follows: (a) with respect to the Series B Preferred Stock, an amount per share equal to the sum of (i) one and one-half times (1.5x) the original issue price of the Series B Preferred Stock ($4.00 per share), (ii) any unpaid accruding dividends, and (iii) any dividends (other than accruding dividends) declared but unpaid thereon, (b) with respect to the Series A Preferred Stock, the greater of (i) an amount per share equal to the original issue price of Series A Preferred Stock (ranging from $0.48 to $0.82 per share), plus the sum of (A) any unpaid according dividends thereon, and (B) any dividends (other than accruing dividends) declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of Series A Preferred Stock been converted into Common Stock immediately prior to such liquidation, dissolution, winding up or deemed liquidation event and (c) with respect to the Founders 1 Preferred Stock, an amount per share equal to the greater of (i) original issue price of the Founders 1 Preferred Stock ($0.025 per share), or (ii) such amount per share as would have been payable had all shares of Founders 1 Preferred Stock been converted into Common Stock immediately prior to such liquidation, dissolution, winding up or deemed liquidation event. If upon any such liquidation, dissolution or winding up of the Company or deemed liquidation event, the assets of the Company available for distribution to its stockholders are insufficient to pay the holders of shares of Preferred Stock the full amount to which they are entitled as set forth hereunder, the holders of shares of Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

7.	FUTURE EQUITY OBLIGATIONS

The Company entered into a SAFE Agreement (Simple Agreement for Future Equity) on June 12, 2019 with a Consultant for services to the Company. The Company agreed to pay in the form a SAFE Agreement the compensation amount of $2,000 per month and up to a maximum of $24,000 per year, over the term of the Service Agreement.

This Agreement expired on April 1, 2021, and was settle by conversion into restricted stock. The settlement amount was $43,000.

ENERGY EXPLORATION TECHNOLOGIES, INC.

NOTES TO THE FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

8.	COMMITMENTS

The Company currently leases office and laboratory space at 1624 Headway Circle, Suite 100, Austin, Texas 78754, and warehouse space at 2120 W Braker Suite F, Austin, Texas 78758. The remaining monetary commitments on the leases for these two spaces are immaterial given the Company’s current financial standing.

On October 11, 2022, the Company entered into a lease for its new office and laboratory space at 2535 Ridgepoint Drive, Building F2, Austin TX, 78744. The new facilities span approximately 36,000 square feet and will be remodeled by the Company. Cost for remodeling the new facility is expected to be approximately $5.0 million, with approximately $1.0 million of such amount being reimbursed to the Company by the landlord. The lease agreement has an initial term of seven years and the Company is obligated to pay aggregate annual rent of approximately $5.8 million over the seven years. The lease will begin upon the earlier of the Company moving into the space or the majority of the remodeling work being completed and a granted certificate of occupancy, which is estimated for approximately September 2023.

Standby Letters of Credit

A commercial bank issued an irrevocable standby letter of credit on behalf of the Company for $500,000. The irrevocable standby letter of credit represents funds due and owing to the commercial bank as a result of the Company’s default under one or more of the terms of the Lease Agreement by and between the Company and its Landlord. This letter of credit expires on October 16, 2023, but such letter of credit shall be automatically extended for an additional period of one year, without amendment, from the expiration date. In no event shall this letter of credit be automatically extended beyond June 30, 2030. No amounts have been drawn under the standby letters of credit.

9.	INCOME TAXES

The Company operates under the provisions of a Tax Exemption Agreement from the Commonwealth of Puerto Rico pursuant to the terms of Act No. 60, as amended from Act No. 20-2012. The tax exemption grant is in accordance with the applicable terms of the Act covering the performance of the eligible service activities for markets outside of Puerto Rico. Under the provisions of the Tax Exemption, the Company was granted a partial tax exemption from certain Puerto Rico taxes, including income taxes, personal and real property taxes, municipal taxes, among others applicable to Export Service Income (“ESI”), as defined in the grant, and eligible property. The exemption period is twenty (20) years. All income generated from the ESI activity of the Company shall be taxed at a 4% flat rate for income taxes. Municipal license taxes will be 60% exempt during the term of the grant. Municipal and State taxes on real and personal property will be 100% exempt for the first five (5) years starting on the effective date of the grant. Once the five (5) term of total exemption expires, the real and personal property will be exempt 90% for the remaining period of the grant.

Non eligible services under the provisions of a Tax Exemption Agreement, the Company is subject to income taxes in Puerto Rico, at statutory rates which range from 18.5% to 37.5% depending on the level of taxable income.

ENERGY EXPLORATION TECHNOLOGIES, INC.

NOTES TO THE FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

Deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of the Company’s assets and liabilities. Temporary differences given rise to the deferred tax asset at December 31, 2022 and 2021, consist of:

	2022	2021
Tax Losses Carryforward	$727,979	$297,141
Less: Valuation Allowance	(727,979)	(297,141)

	$—	$—

A valuation allowance is recorded if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets may not be realized. At December 31, 2021, the Company recorded a valuation allowance for the entire deferred tax asset due to the uncertainty surrounding the timing of realizing certain tax benefits in future income tax returns.

At December 31, 2022, the Company had $18,199,468 in net operating losses that may be offset against future taxable income and may expire as follows:

Year Ending December 31,	Amount
2029	$739,157
2030	1,761,197
2031	5,151,359
2032	10,547,755

$18,199,468

The authoritative guidance on accounting for uncertainty in income taxes prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of income tax uncertainties with respect to positions taken or expected to be taken on income tax returns. Under the authoritative accounting guidance, income tax benefits are recognized and measured based upon a two-step model: 1) a tax position must be more likely than not to be sustained based solely on its technical merits in order to be recognized, and 2) the benefit is measured as the largest dollar amount of that position that is more likely than not to be sustained upon settlement. The difference between the benefit recognized in accordance with this model and the tax benefit claimed on a tax return is referred to as an unrecognized tax benefit. No adjustment was required as part of this accounting guidance.

The Company files income tax returns under the Internal Revenue Code of the Commonwealth of Puerto Rico and under the provisions of Act No. 60. The Company remains subject to income tax examinations for its Puerto Rico income taxes generally for years 2022 and 2021.

ENERGY EXPLORATION TECHNOLOGIES, INC.

NOTES TO THE FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

10.	RISK CONCENTRATION

Financial instruments that potentially expose the Company to certain concentrations of credit risk include cash in bank accounts. The Company maintains accounts at high quality financial institutions. While the Company attempts to limit any financial exposure its deposits balances may, at time, exceed the amount insured by the Federal Deposit Insurance Corporation (“FDIC”). All deposit accounts are insured up to $250,000 per depositor, per insured bank. The Company has not experienced any losses on such accounts.

Our business, results of operations and financial condition may be adversely affected if a public health epidemic interferes with the ability of us, our employees, workers, contractors, suppliers, customers and other business partners to perform our and their respective responsibilities and obligations relative to the conduct of our business.

The Company’s success depends upon the continued services of our executive officers and other key personnel who have critical industry experience and relationships. Significant competition for talented individuals could affect both Company’s ability to retain key personnel and hire new ones. The loss of the services of any officers or key personnel could hinder or delay the implementation of the business model, research and development efforts, or ability to sell products and services.

11.	EQUITY TRANSACTIONS

As of December 31, 2022, the Company has raised approximately $39 million, net of offering costs and commissions, through exempt offerings of common stock, preferred stock and convertible notes, which have all been converted. From February 2021 to September 2021, the Company offered its securities through a registered funding portal Netcapital in a side-by-side offering of Common Stock, under registration exemptions Section 4(a)(6) and Regulation D, Rule 506(c), raising an aggregate $4,465,822.

On April 1, 2021, the Company completed a Regulation D, Rule 506(b) private placement, exempt equity financing issuing 3,407,142 shares of Preferred Series A stock for total proceeds of $5,565,000 before fees and commissions.

During the second half of 2021, the Company received funding of approximately $2.6 million from the issuance of convertible notes. During the first quarter of 2022, the Company raised approximately $251,000 through the issuance of convertible notes. On September 7, 2022 the Company raised an additional $2,000,000 through the issuance of convertible promissory notes to its founder and a board member.

On April 9, 2022, the Company entered into a Share Purchase Agreement (the “Share Purchase Agreement”) with GEM Global Yield LLC SCS and GEM Yield Bahamas Ltd (collectively, “GEM”). Pursuant to the Share Purchase Agreement, upon a public offering (whether by an initial public offering, a reverse merger, acquisition/merger by/with a special purpose acquisition company or other similar go-public event), the Company is granted the option of selling shares of its Common Stock to GEM at a slight discount to the then-current publicly traded price in exchange for cash, up to an aggregate purchase price of $450 million. The Share Purchase Agreement contains several constraints, such as a limitation on the

ENERGY EXPLORATION TECHNOLOGIES, INC.

NOTES TO THE FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

amount of shares that the Company can sell to GEM in a sale transaction and certain controls relating to the time period between each sale of shares to GEM. In addition to and concurrently with the Share Purchase Agreement, the Company has also agreed to grant a warrant to GEM, granting GEM the right to purchase 1.5% of all outstanding shares of Common Stock of the Company (excluding options and grant awards) upon a public offering at the public offering price per share.

On September 30, 2022, the Company held its first closing under its Regulation A+ offering, which was filed with the SEC through a Form 1-A Offering Circular on June 7, 2022, and received approximately $6.9 million through the sale of Common Stock, net of offering costs and commissions.

Lastly, during December 2022, the Company raised $15 million through the sale of Series B Preferred Stock in connection with the Series B Offering. In connection with the closing of such Series B Offering, all of the Company’s existing promissory convertible notes, both principle and interest of 7% per annum, were converted into 5,246,610 shares of Series B Preferred Stock, calculated as of December 15, 2022, including a 15% discount to the per-share-price of the Series B Preferred Stock.

12.	PROPERTY, PLANT AND EQUIPMENT

Assets are depreciated using the straight-line depreciation method applied to groups of assets with varying useful lives.

Property, plant and equipment as of December 31, 2022 and 2021, consisted of the following:

	Estimated
	Useful Life
	(Years)	2022	2021
Assets Under Construction		$488,035	$117,436
Computer Equipment	3	15,904	2,827
Software Licenses	3	8,925	8,925
Leasehold Improvements	1–3	73,430	73,430
Furniture & Fixtures	3	38,262	38,262
Lab & Warehouse Equipment	3–10	1,339,261	771,484
Pilot Containers	10	216,735	216,735

Total property, plant & equipment		2,180,552	1,229,099
Less accumulated depreciation		(258,763)	(67,598)

Property, plant & equipment, net		$1,921,789	$1,161,501

ENERGY EXPLORATION TECHNOLOGIES, INC.

NOTES TO THE FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

13.	LEASES

On June 1, 2021, the Company entered into a lease agreement for office and lab space in Austin, TX. On October 7, 2021, the Company extended the lease agreement on the same terms with a lease termination date of May 31, 2022. The company further extended lease obligations in February 2022 and in January, 2023. On July 16, 2021, the Company entered into a lease agreement for warehouse space in Austin, TX. The lease commences on August 1, 2021 and continues for 37 months. The monetary obligations remaining on the two leases described in this paragraph are immaterial to the Company, given the Company’s current financial standing.

On October 11, 2022, the Company entered into a lease for its new office and laboratory space at 2535 Ridgepoint Drive, Building F2, Austin TX, 78744. The new facilities span approximately 36,000 square feet and will be remodeled by the Company. Cost for remodeling the new facility is expected to be approximately $5.0 million, with approximately $1.0 million of such amount being reimbursed to the Company by the landlord. The lease agreement has an initial term of seven years and the Company is obligated to pay aggregate annual rent of approximately $5.8 million over the seven years. The lease will begin upon the earlier of the Company moving into the space or the majority of the remodeling work being completed and a granted certificate of occupancy, which is estimated for approximately September 2023.

The Company accounts for its leases in accordance with ASC 842. The Company determines if an arrangement is a lease at contract inception. A lease exists when a contract conveys to the Company the right to control the use of identified property, plant, or equipment for a period of time in exchange for consideration. The definition of a lease embodies two conditions: (1) there is an identified asset in the contract that is land or a depreciable asset (i.e., property, plant, and equipment), and (2) the Company has the right to control the use of the identified asset and to obtain substantially all of the economic benefits from using the underlying asset.

Right-of-use assets represent the Company’s right to control the use of an explicitly or implicitly identified fixed asset for a period of time and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. The lease liabilities are measured at the present value of the unpaid lease payments at the lease commencement date. Key estimates and judgments include how the Company determined the incremental borrowing rate (“IBR”) it uses to present value the unpaid lease payments, the lease term and lease payments.

ASC 842 requires a lessee to discount its unpaid lease payments using the interest rate implicit in the lease or, if that rate cannot be readily determined, its IBR. In some instances, the Company’s leases do not provide an implicit rate; therefore, management uses its IBR based on the information available at commencement date in determining the present value of lease payments.

ENERGY EXPLORATION TECHNOLOGIES, INC.

NOTES TO THE FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

The lease term for the Company’s lease includes the noncancelable period of the lease plus the renewal options the Company is certain to exercise. Lease payments included in the measurement of the lease asset or liabilities comprised of fixed payments. The ROU asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for lease payments made at or before the lease commencement date less any lease incentives received. For operating leases, the ROU asset is subsequently measured throughout the lease term at the carrying amount of the lease liability, plus (minus) any prepaid (accrued) lease payments, less the unamortized balance of lease incentives received. Lease expense for lease payments is recognized on a straight-line basis over the lease term.

The following is a maturity analysis of the annual undiscounted cash flows of the operating and finance lease liabilities as of December 31, 2022:

Years Ending	Operating Minimum	Finance Minimum
December 31,	Lease Payment	Lease Payment
2023	$74,781	$24,721
2024	44,631	24,721

Total undiscounted cash flows	119,412	49,442
Less imputed interest	7,668	2,485

Net present value of lease liability	$111,744	$46,957

The components of lease cost for the year ended December 31, 2022 and 2021, are as follows:

	2022	2021
Operating lease cost	$71,602	$29,834

Finance lease cost:
Amortization of assets	$13,249	$2,208

Interest on lease liabilities	$2,942	$569

ENERGY EXPLORATION TECHNOLOGIES, INC.

NOTES TO THE FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

Supplemental balance sheet information at December 31, 2022 and 2021 related to the leases are as follows:

Operating lease:

	2022	2021
Assets—operating lease right of use asset	$111,673	$171,663

Liabilities:
Current—operating lease liability	$68,280	$60,285
Noncurrent—operating lease liability	43,467	111,747

Total Lease Liability	$111,747	$172,032

Finance lease:

	2022	2021
Assets—finance lease right of use asset	$77,288	$90,537

Liabilities:
Current—finance lease liability	$22,893	$21,779
Noncurrent—finance lease liability	24,064	46,957

Total Lease Liability	$46,957	$68,736

Supplemental cash flow information related to the leases of the Company for the year ended December 31, 2022 and 2021 are as follows:

	2022	2021
Right use of asset obtained in exchange for lease obligations -
Operating lease	$195,296	$195,296

Finance lease	$92,745	$92,745

ENERGY EXPLORATION TECHNOLOGIES, INC.

NOTES TO THE FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

Supplemental lease term and discount rate information related to the leases at December 31, 2022 are as follows:

	2022	2021
Weighted-average remaining lease term (in years):
Operating lease	1.7	2.7
Finance lease	2.0	3.0

Weighted-average discount rate:
Operating lease	8%	8%
Finance lease	5%	5%

The current portion of the operating and finance lease liabilities are included as part of accrued and other liabilities in the accompanying balance sheet.

14.	SUBSEQUENT EVENTS

For purposes of these financial statements, subsequent events have been evaluated through March 31, 2023, which is the date that financial statements were available to be issued. There are no material subsequent events that would require further disclosures in the Company’s financial statements aside from the one disclosed below.

During February 2023, the Company extended and expanded its lease at 1624 Headway Circle, Suite 100, Austin, TX 78754 for an additional 3 years.

PART III—EXHIBITS

Exhibit #	Description

++^2.1	Certificate of Incorporation

++^2.2	Third Amended and Restated Certificate of Incorporation.

++^2.3	Amendment to Third Amended and Restated Certificate of Incorporation

++^2.4	Second Amendment to Third Amended and Restated Certificate of Incorporation

++^2.5	Bylaws

++ß2.6	Fourth Amended and Restated Certificate of Incorporation

++^3.1	Form of Convertible Note

++^3.2	Form of Warrant Agreement

++α3.3	Convertible Promissory Note, Dated September 7, 2022, by and between Energy Exploration Technologies, Inc. and Egan Global Management LLC

++α3.4	Convertible Promissory Note, Dated September 7, 2022, by and between Energy Exploration Technologies, Inc. and Michael Egan

++ß‡3.5	Amended and Restated Investor’s Rights Agreement, Dated December 21, 2022 by and between Energy Exploration Technologies, Inc. and the Investors

++ß‡3.6	Amended and Restated Right of First Refusal and Co-Sale Agreement, Dated December 21, 2022 by and between Energy Exploration Technologies, Inc. and the Investors

++ß‡3.7	Amended and Restated Voting Agreement, Dated December 21, 2022 by and between Energy Exploration Technologies, Inc. and the Investors

++ß4.1	Form of Regulation A, Tier 2 Subscription Agreement

++^5.1	EnergyX Preferred Series A Stockholder’s Agreement

++^6.1	2019 Executive Incentive Plan

++^6.2	Broker Dealer Reg A+ Agreement—Dalmore Group

++^6.3	Vice Chairmanship & Advisory Agreement

++^6.4	Hollister Advisory Agreement

++^6.5	Employment Agreement—Former Chief Financial Officer

++^6.6	Lease Agreement—Headway Circle—original

++^6.7	Lease Agreement—Headway Circle—Amendment #1

++^6.8	Lease Agreement—West Braker Lane—original

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++^6.9	ProfMOF Sub-licensing agreement

++^6.10	ProfMOF Technology Development Agreement

++^6.11	University of Texas—Licensing Agreement

++^6.12	University of Texas—Sponsored Research Agreement

++^6.13	University of Texas—Amendment to Sponsored Research Agreement

++^6.14	Consulting Agreement—EVP of Technology

++^6.15	Employment Letter Agreement—EVP of Technology

++^6.16	Form of Indemnification Agreement

++^6.17	Employment Agreement—Chief Executive Officer

++^6.18	2021 Executive Incentive Plan

++^6.19	EnergyX Stock Option and Award Agreement

++^6.20	Employment Agreement—General Counsel

++^6.21	Employment Agreement—SVP—Technology

++^6.22	Stock Award Agreement—Chief Executive Officer

#++6.23	First Amendment to Vice Chairmanship & Advisory Agreement

#++6.24	First Amendment to Hollister Advisory Agreement

†++6.25	DuPont Joint Development Agreement

†++6.26	GEM Share Purchase Agreement

†++6.27	Advisory Termination Agreement

†++6.28	Dealmaker Software As A Service (SAAS) Agreement

++ß‡6.29	Series B Preferred Stock Purchase Agreement, Dated December 21, 2022 by and between Energy Exploration Technologies, Inc. and the Purchasers

++ß6.30	Lease Agreement – Headway Circle – Extension

++ß6.31	Dealmaker Broker-Dealer Agreement

*6.32	Consulting Services Agreement

*6.33	Employment Agreement—Chief Financial Officer

^++10.1	Power of Attorney

*11.1	Consent of Independent Auditor—Driven, PSC

++ß12.1	Opinion re Legality––Greenberg Traurig, P.A.

++	Previously filed
*	Filed herewith

III-2

^

Filed as an exhibit to the Energy Exploration Technologies, Inc. Regulation A Offering Statement on Form 1-A filed with the Securities and Exchange Commission (File No. 024-11823) on March 10, 2022 and incorporated herein by reference.

#

Filed as an exhibit to the Energy Exploration Technologies, Inc. Regulation A Offering Statement on Form 1-A/A filed with the Securities and Exchange Commission (File No. 024-11823) on March 23, 2022 and incorporated herein by reference.

†

Filed as an exhibit to the Energy Exploration Technologies, Inc. Regulation A Offering Statement on Form 1-A/A filed with the Securities and Exchange Commission (File No. 024-11823) on June 8, 2022 and incorporated herein by reference.

α

Filed as an exhibit to the Energy Exploration Technologies, Inc. Regulation A Semiannual Report on Form 1-SA filed with the Securities and Exchange Commission (File No. 024-11823) on September 28, 2022 and incorporated herein by reference.

ß

Filed as an exhibit to the Energy Exploration Technologies, Inc. Post Qualification Amendment No. 1 to the Regulation A Offering Statement on Form 1-A filed with the Securities and Exchange Commission (File No. 024-11823) on April 28, 2023 and incorporated herein by reference.

‡	Portions of this exhibit containing confidential information have been omitted. Confidential information has been omitted from the exhibit in places marked “[*****]”

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SIGNATURES

Pursuant to the requirements of Regulation A+, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Qualification Amendment No. 2 on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on July 14, 2023.

Energy Exploration Technologies, Inc.

By:	/s/ Teague Egan
Name: Teague Egan
Title: Founder and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Teague Egan his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Form 1-A offering statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Teague Egan	Date: July 14, 2023
Name: Teague Egan
Title: Chief Executive Officer
(Principal Executive Officer)

/s/ Mayank Sharma	Date: July 14, 2023
Name: Mayank Sharma
Title: Chief Financial Officer
(Principal Financial Officer and
Principal Accounting Officer)

/s/ Teague Egan as attorney in fact	Date: July 14, 2023
Name: Michael Egan
Title: Director

/s/ Teague Egan as attorney in fact	Date: July 14, 2023
Name: Kris Haber
Title: Director

/s/	Date: July , 2023
Name: Stefon Crawford
Title: Director

III-4